UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

AMERIS BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2014

Dear Shareholder:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Thursday, May 29, 2014, at 9:30 a.m., local time, at our offices located at 24 Second Avenue Southeast, in Moultrie, Georgia.

The Notice of Annual Meeting of Shareholders that follows describes the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

We will be using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at this year’s annual meeting.

Sincerely,

Edwin W. Hortman, Jr.
President and Chief Executive Officer

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 29, 2014

To the Shareholders of Ameris Bancorp:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ameris Bancorp (the “Company”) will be held at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, on Thursday, May 29, 2014, commencing at 9:30 a.m., local time, for the following items of business:

(1)	the election of three Class II directors for a three-year term of office and one Class I director for a two-year term of office;

(2)	the ratification of the appointment of Porter Keadle Moore, LLC as the Company’s independent auditor for 2014;

(3)	the advisory approval of the Company’s executive compensation;

(4)	the approval of the Ameris Bancorp 2014 Omnibus Equity Compensation Plan; and

(5)	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 20, 2014, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

By Order of the Board of Directors,

Moultrie, Georgia	Cindi H. Lewis
April 17, 2014	Corporate Secretary

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 29, 2014

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board”) of Ameris Bancorp (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by and on behalf of the Board for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, on Thursday, May 29, 2014, at 9:30 a.m., local time, and any adjournment or postponement thereof. These materials were first made available to shareholders on April 17, 2014. Shareholders of the Company are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These materials include:

•	the Company’s Proxy Statement; and

•	the Company’s 2013 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What am I voting on?

You will be voting on each of the following:

•	the election of three Class II directors for a three-year term of office and one Class I director for a two-year term of office;

•	the ratification of the appointment of Porter Keadle Moore, LLC (“PKM”) as the Company’s independent auditor for 2014;

•	the advisory approval of the Company’s executive compensation;

•	the approval of the Ameris Bancorp 2014 Omnibus Equity Compensation Plan; and

•	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, the Board knows of no other matters that will be brought before the Annual Meeting.

You may not cumulate your votes for any matter being voted on at the Annual Meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has provided access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct the Company to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

You may vote if you owned shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on March 20, 2014, the record date for the Annual Meeting (the “Record Date”). As of the Record Date, there were 25,157,840 shares of Common Stock outstanding and entitled to vote.

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	over the Internet, which you are encouraged to do if you have access to the Internet;

•	by telephone;

•	for those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy; or

•	by attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

Can I vote at the Annual Meeting?

You may vote your shares at the Annual Meeting if you attend in person. Even if you plan to be present at the Annual Meeting, you are encouraged to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail. Even if you have already voted your shares by proxy, you may change your vote and vote your shares at the Annual Meeting if you attend in person.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, then you have multiple accounts with brokers or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker or the Company’s transfer agent, as applicable, to consolidate as many accounts as possible under the same name and address. The Company’s transfer agent is Computershare Investor Services, which may be contacted by telephone at (800) 568-3476.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	voting again by telephone or over the Internet prior to 1:00 a.m., Eastern Daylight Time, on May 29, 2014;

•	giving written notice to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement;

•	delivering a later-dated proxy; or

•	voting in person at the Annual Meeting.

How many votes am I entitled to?

All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

How many votes must be present to hold the Annual Meeting?

In order for the Company to conduct the Annual Meeting, the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date must be present at the Annual Meeting. This is referred to as a quorum. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	vote via the Internet or by telephone;

•	return a properly executed proxy by mail (even if you do not provide voting instructions); or

•	attend the Annual Meeting and vote in person.

How many votes are needed to elect directors?

Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the three Class II nominees receiving the most votes will be elected as Class II directors and the Class I nominee receiving the most votes will be elected as a Class I director.

How many votes are needed to ratify the appointment of PKM as the Company’s independent auditor for 2014, to approve the advisory vote on executive compensation or to approve the Ameris Bancorp 2014 Omnibus Equity Compensation Plan?

Approval of each of these proposals requires the affirmative vote in favor of such proposal of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

How many votes are needed for other matters that may be brought before the Annual Meeting?

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve any other matter that properly comes before the Annual Meeting. The Board knows of no other matters that will be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under stock exchange rules to vote customers’ unvoted shares on “routine” matters, which include the ratification of the appointment of the Company’s independent auditor. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “for” votes or “against” votes, as the case may be, with respect to all “routine” matters voted on at the Annual Meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will count as a “for” vote for the appointment of PKM as the Company’s independent auditor for 2014, but your shares will not count as a “for” vote or a “withhold” vote on the election of the director nominees named in this Proxy Statement and will not be counted as an advisory vote on executive compensation or as a vote on the Ameris Bancorp 2014 Omnibus Equity Compensation Plan. These are referred to as “broker non-votes.” Questions regarding these procedures may be directed to the Corporate Secretary at the address indicated on the first page of this Proxy Statement.

PROPOSAL 1 – ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, subject to any limitations set forth in the Company’s Articles of Incorporation and Bylaws. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The Company has a classified board of directors currently consisting of three Class I directors (Edwin W. Hortman, Jr., Daniel B. Jeter, who currently serves as Chairman of the Board, and William H. Stern), three Class II directors (J. Raymond Fulp, Robert P. Lynch and Brooks Sheldon), and three Class III directors (R. Dale Ezzell, Leo J. Hill and Jimmy D. Veal). The Class II directors currently serve until the Annual Meeting, and the Class I and Class III directors currently serve until the annual meetings of shareholders to be held in 2016 and 2015, respectively. However, shareholders are being asked to re-elect Mr. Stern as a Class I director at the Annual Meeting, as discussed further below. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2016, 2017 and 2015, respectively, and until their respective successors are duly elected and qualified.

At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Board and newly created directorships also can generally be filled by a vote of a majority of the directors then in office. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

At the Annual Meeting, shareholders are being asked to (i) re-elect Messrs. Fulp, Lynch and Sheldon to serve as Class II directors until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified and (ii) re-elect Mr. Stern to serve as a Class I director until the 2016 annual meeting of shareholders and until his successor is duly elected and qualified. Mr. Stern was elected by the Board to serve as a Class I director on November 1, 2013, filling a vacancy in the Board’s membership, and although his term would not otherwise expire until the 2016 annual meeting of shareholders, the Board believes it is in keeping with sound corporate governance principles to ask that shareholders re-elect Mr. Stern in light of his initial appointment being solely by the Board.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information, as of the Record Date, for the Class II nominees.

J. Raymond Fulp (age 69) has served as a director of the Company since 1989 and as a director of Ameris Bank, the Company’s wholly-owned banking subsidiary (the “Bank”), since February 2006. Mr. Fulp served as a director and Chairman of the Board of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company, from 1987 and 2000, respectively, and until the merger of Citizens Security Bank into the Bank in 2006. He also currently serves as Chairman of the Bank’s community board in Tifton, Georgia. He is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. He received a bachelor’s degree in pharmacy from the University of Georgia. With his lengthy service as a member of the Board and as a director of one of the Company’s former subsidiary banks, Mr. Fulp offers the Board a keen understanding of the Company’s business, history and organization.

Robert P. Lynch (age 50) has served as a director of the Company since 2000 and as a director of the Bank since February 2006. Mr. Lynch is the Vice President and Chief Financial Officer of Lynch Management Company, which owns and manages five automobile dealerships located in the Southeast. He has been with Lynch Management Company for more than 25 years. Mr. Lynch’s family also owns and operates Shadydale Farm, a beef cattle operation located in Shady Dale, Georgia. He holds a bachelor’s degree in business administration from the University of Florida, and he resides in the Company’s Jacksonville, Florida market. His business experience is extensive and varied, which gives him a firsthand understanding of the challenges faced by not only the Company but also its commercial customers. This understanding informs his service as a director and is a key benefit to the Board.

Brooks Sheldon (age 68) has served as a director of the Company since 2005 and as a director of the Bank since 2003. Additionally, he served as President and a director of American Banking Company from 1989 until his retirement in 1997. He currently serves as Chairman of the Bank’s community board in Moultrie, Georgia. Mr. Sheldon graduated from Davidson College and the Stonier Graduate School of Banking. He also served as an officer in the U. S. Army. He has offered leadership to his community as Chairman of the Chamber of Commerce, the Development Authority, and the Colquitt County Hospital Authority. He currently serves as a member of the Hospital Authority. Mr. Sheldon brings to the Board extensive banking experience and a strong understanding of the Company’s history, operations and guiding principles.

The following sets forth certain information, as of the Record Date, with respect to Mr. Stern, as the sole Class I nominee.

William H. Stern (age 57) has served as a director of the Company and as a director of the Bank since November 2013. Mr. Stern currently serves as Chairman of the Bank’s community board for the State of South Carolina. Mr. Stern has been President and Chief Executive Officer of Stern & Stern Associates, a real estate development firm doing work throughout the Southeast, since 1980. He currently serves as Chairman of the Board of the South Carolina State Ports Authority and as a member of the board of the South Carolina Coordinating Council for Economic Development. His knowledge of the real estate industry, in addition to his extensive business experience and economic background, makes Mr. Stern a valuable resource for the Board.

The Board recommends a vote FOR the election of the nominated directors. Proxies will be voted FOR the election of the four nominees discussed above unless otherwise specified.

The following sets forth certain information, as of the Record Date, for all other directors of the Company whose terms of office will continue after the Annual Meeting.

R. Dale Ezzell (age 64) has served as a director of the Company and as a director of the Bank since May 2010. Mr. Ezzell served as a director of Southland Bank, formerly a wholly-owned subsidiary of the Company, from 1983 until the merger of Southland Bank into the Bank in 2006. He also served as Southland Bank’s Chairman from 1995 until such merger. Mr. Ezzell currently serves as Chairman of the Bank’s community board in Dothan, Alabama. Mr. Ezzell is the founder and owner of Wisecards Printing and Mailing, a direct mail advertising business in Abbeville, Alabama. Prior to establishing Wisecards in 2001, he served as President and Chief Executive Officer of Ezzell’s Inc., which operated several department stores in southeast Alabama and southwest Georgia, from 1987 to 2000. Mr. Ezzell holds a bachelor’s degree in engineering from Auburn University and resides in the Company’s Abbeville, Alabama market. His years as a director of a subsidiary bank, along with his varied business and practical experience, give him a valuable understanding of the challenges faced by the Company and its customers. Mr. Ezell’s term expires in 2015.

Leo J. Hill (age 58) has served as a director of the Company and as a director of the Bank since January 2013. Mr. Hill is the owner of Advisor Network Solutions, LLC, a consulting services firm, and currently serves as Lead Independent Director of Transamerica Mutual Funds. Prior to his service with Transamerica, Mr. Hill held various positions in banking, including Senior Vice President and Senior Loan Administration Officer for Wachovia Bank of Georgia’s southeastern corporate lending unit, President and Chief Executive Officer of Barnett Treasure Coast Florida with Barnett Banks and Market President of Sun Coast Florida with Bank of America. He has a bachelor’s degree in management and a master’s degree in finance, both from Georgia State University, and he has completed Louisiana State University’s Graduate School of Banking. Mr. Hill is involved with the Investment Company Institute, the Conference of Fund Leaders, the National Association of Corporate Directors and the Institute for Independent Business. With his wide-ranging professional and banking background, he brings a wealth of business and management experience to the Board. Mr. Hill’s term expires in 2015.

Edwin W. Hortman, Jr. (age 60) has served as a director of the Company since November 2003 and as a director of the Bank since February 2006. Mr. Hortman has also served as President and Chief Executive Officer of the Company since January 2005. From November 2003 through December 2004, he served as President and Chief Operating Officer of the Company, and from 2002 to 2003, he served as Executive Vice President and North Regional Executive of the Company. From 1998 through 2003, Mr. Hortman served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company. Mr. Hortman also served as a director of Citizens Security Bank from 1998 to 2004. In addition, he served as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, formerly wholly-owned subsidiaries of the Company, from 2002 to 2004. Mr. Hortman also serves as Chairman of the Georgia Bankers Association Insurance Trust. He holds bachelor’s and master’s degrees in business administration, with emphasis in accounting and finance, from the University of Georgia. He is also a graduate of the Graduate School of Banking of the South at Louisiana State University. Having served as Chief Executive Officer of the Company for more than seven years, after successfully serving as a banking executive in other capacities for much of his career, Mr. Hortman brings not only extensive experience in banking and executive management to the Board, but also an intimate knowledge of the Company’s day-to-day business and operations. Mr. Hortman’s term expires in 2016.

Daniel B. Jeter (age 62) has served as a director of the Company since 1997 and as a director of the Bank since 2002. He has been Chairman of the Board of the Company and of the Board of Directors of the Bank since May 2007. He also serves on the community bank board for the Company’s Moultrie, Georgia market. Mr. Jeter is the Chairman and co-owner of Standard Discount Corporation, a family-owned consumer finance company. He joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro and Globe Financial Services of Thomasville. He is co-owner of Classic Insurance Company and President of Cavalier Insurance Company, both of which are re-insurance companies. Mr. Jeter is also a partner in a real estate partnership that develops owner-occupied commercial properties for office and professional use. He serves as a director and an officer of the Georgia Industrial Loan Corporation and as a director of Allied Business Systems. He received a bachelor’s degree in business administration from the University of Georgia. Mr. Jeter’s extensive experience in financial services, with a particular emphasis on lending activities, gives him invaluable insight into, and affords him a greater understanding of, the Company’s operations in his service as Chairman of the Board. As a long-tenured member of the Board, he has been closely involved in the Company’s expansion into new markets in recent years. Mr. Jeter’s term expires in 2016.

Jimmy D. Veal (age 65) has served as a director of the Company and as a director of the Bank since May 2008. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by the Company in 2001 and as Vice Chairman of both companies from 1996 until 2001. Mr. Veal currently serves as Chairman of the Bank’s community Board in Brunswick, Georgia. Mr. Veal has been active in the hospitality industry for over 35 years. Together with his family, he currently owns and operates The Beachview Club on Jekyll Island, Georgia and Beachview Tent Rentals in Brunswick, Georgia. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. In addition to his experience in banking, he has gained knowledge of many and varied industries and sectors of the economy, which provides him a unique and beneficial perspective for his service on the Board. Mr. Veal’s term expires in 2015.

BOARD AND COMMITTEE MATTERS

Director Independence

Each member of the Board, other than Mr. Hortman, is “independent,” as defined for purposes of the rules of the SEC and the listing standards of The NASDAQ Stock Market (“NASDAQ”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Committees of the Board

Executive Committee

The Executive Committee is currently comprised of four directors, only one of whom is a current or former employee of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Jeter (Chairman) and Lynch. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders.

Compensation Committee

The Compensation Committee is currently comprised of five directors, Messrs. Fulp (Chairman), Hill, Jeter, Lynch and Veal, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which operates under a written charter, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis included in this Proxy Statement. The complete text of the Compensation Committee charter is available on the Company’s website at www.amerisbank.com.

Audit Committee

The Audit Committee is currently comprised of four directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Messrs. Ezzell, Fulp, Lynch and Sheldon (Chairman). The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which operates under a written charter, represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements, system of internal controls and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor and internal auditing services; and providing a vehicle for communication among the independent auditor, management, internal audit and the Board. The complete text of the Audit Committee charter is available on the Company’s website at www.amerisbank.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of three directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The members of the Corporate Governance and Nominating Committee are Messrs. Ezzell, Lynch (Chairman) and Veal. Pursuant to its written charter, the Corporate Governance and Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the director nominees for whom the Board will solicit proxies. Additional information regarding the Corporate Governance and Nominating Committee’s processes and procedures is provided under the heading “Identifying and Evaluating Nominees” in this Proxy Statement. The complete text of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.amerisbank.com.

Board and Committee Meetings

The following table provides a summary of the membership of the Board and its committees during 2013, together with information regarding the number of meetings held during 2013.

Director Name	Independent Director(1)	Ameris Bancorp Board	Ameris Bank Board	Audit	Compensation	Executive	Corporate Governance / Nominating
R. Dale Ezzell	Yes	Member	Member	Member			Member
J. Raymond Fulp	Yes	Member	Member	Member	Chair	Member
Leo J. Hill	Yes	Member	Member		Member
Daniel B. Jeter	Yes	Chair	Chair		Member	Chair
Robert P. Lynch	Yes	Member	Member	Member	Member	Member	Chair
Brooks Sheldon(2)	Yes	Member	Member	Chair
William H. Stern	Yes	Member	Member
Jimmy D. Veal	Yes	Member	Member		Member		Member
Edwin W. Hortman, Jr.	No	Member	Member			Member
Number of Meetings		12	12	8	3	—	7

(1)	Independent for purposes of the rules of the SEC, the listing standards of NASDAQ and Section 162(m) of the Internal Revenue Code.
(2)	In addition to his Chair role, Mr. Sheldon serves as the financial expert for the Audit Committee.

Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2013. Additionally, the independent directors met in executive sessions, without any members of management or other employees, three times in 2013. These executive sessions allow the Board to review key decisions and discuss matters in a manner that is independent of management.

The Company’s 2013 annual meeting of shareholders was attended by all members of the Board who were serving as directors at the time of such meeting. Directors are expected to attend annual meetings of shareholders absent exceptional cause.

Identifying and Evaluating Nominees

With respect to the nomination process, the Corporate Governance and Nominating Committee reviews the composition and size of the Board to ensure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and NASDAQ rules and willingness, ability and availability for service. In addition, the Corporate Governance and Nominating Committee requires that each Board candidate have the highest personal and professional ethics, integrity and values, including respectfulness, honesty and a commitment to teamwork and high standards consistent with the core values of the Company, and consistently exercise sound and objective business judgment. It is also anticipated that the Board as a whole have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Corporate Governance and Nominating Committee consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Corporate Governance and Nominating Committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders.

The Corporate Governance and Nominating Committee has performed a review of the experience, qualifications, attributes and skills of the Company’s current directors and nominees and believes that such persons possess a variety of complementary skills and characteristics, including the following:

•	personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

•	successful business or professional experience;

•	various areas of expertise or experience, including financial, strategic and general management;

•

expertise or experience in various industries, including banking and financial services, hospitality, consumer finance, automotive, construction, planning and engineering, real estate, timber and agricultural;

•	residence in the Bank’s market area;

•	willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with the affairs of the Company; and

•	a demonstrated commitment to the success of the Company.

For a discussion of the specific backgrounds and qualifications of our current directors and nominees, see “Proposal 1 – Election of Directors” in this Proxy Statement.

Although the Corporate Governance and Nominating Committee has authority to retain a search firm or consultant to assist in identifying director candidates, to date no such search firm or consultant has been engaged, and the Company has never received a proposed director candidate from a source outside of the Company. However, the Corporate Governance and Nominating Committee would consider any director candidate proposed by any shareholder of record who has given timely written notice to the Corporate Secretary as required by Article III, Section 2(b) of the Company’s Bylaws. The proposing shareholder’s notice to the Corporate Secretary must set forth the information required by such section, including the director candidate’s name, credentials, contact information and his or her consent to be considered as a director candidate, as well as the proposing shareholder’s own contact information and a statement of his or her share ownership (how many shares held and for how long). To be timely, a proposing shareholder’s notice must be received at the Company’s principal executive office no later than the date determined in accordance with the Company’s Bylaws. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates director candidates it identifies and candidates who are recommended for nomination for membership on the Board by a shareholder.

Board Leadership Structure and Role in Risk Oversight

The Company is committed to having sound corporate governance principles and practices, and independent board oversight is valued as an essential component of our corporate governance framework. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent.

The Company currently has an independent, non-executive Chairman separate from the Chief Executive Officer. The Board believes that this structure enhances (i) its oversight of, and independence from, management, (ii) its ability to carry out its role and responsibilities on behalf of the Company’s shareholders, and (iii) the Company’s overall corporate governance. While the Board believes that having an independent Chairman is the most appropriate leadership structure for the Board at this time, the Board retains the flexibility to revise this structure in the future based upon its assessment of the Company’s needs.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, although the Board and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s Chief Risk Officer, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Our Chief Risk Officer meets with the Audit Committee as necessary to discuss potential risk or control issues. In addition, our external auditors meet at least quarterly with the Audit Committee in executive session to discuss potential risk and control issues involving the Company. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe that this division of responsibility is the most effective approach for addressing the risks facing the Company; however, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Director Reviews and Education

The Board conducts a self-assessment annually, and individual directors are separately evaluated each year in connection with director performance reviews. The Corporate Governance and Nominating Committee reviews and discusses with the Board the results of these annual assessments.

Director education is an essential component of good governance and effective compliance practices for financial institutions. It increases the likelihood of retaining good directors and attracting more highly skilled candidates to serve on the boards of banks.

Reflecting our commitment to principles of strong corporate governance in general and director education in particular, in February 2013, Messrs. Hill and Veal attended the Southeastern Bank Management and Directors Conference sponsored by the University of Georgia’s Terry College of Business. This conference focused on major issues on the horizon for bank financial reporting, dealing with regulations and regulators in the post-Dodd Frank era, and selected issues facing community banks, such as ownership, value and revenue growth, using technology and building a community bank for the future.

In March 2013, Messrs. Hortman and Veal attended the Southeastern Community Bank Symposium sponsored by the Georgia Bankers Association and Georgia Southern University Center for Excellence in Financial Services. This seminar, designed specifically for banking executives, directors and key managers, focused on improving financial trends in Georgia banks, regulatory and legislative updates, economic outlook and loan demand for 2013 and 2014, Consumer Financial Protection Bureau mortgage standards, accounting issues and information concerning Basel III requirements.

In August 2013, Mr. Ezzell attended the Fourth Annual Georgia Bank Directors’ College and FDIC Workshop sponsored by the Community Bankers Association of Georgia and the Atlanta Regional Office of the Federal Deposit Insurance Corporation. The program’s agenda included economic and regulatory updates, as well as a discussion of current issues facing community banks, risk management, strategic and capital planning and creation of shareholder value.

Also in August 2013, Messrs. Hill and Lynch attended the 28th Annual Florida Bank Directors Forum sponsored by the Florida Bankers Association. This seminar focused on banking developments such as mergers and acquisitions and capital planning. The program’s agenda also included an economic update for the United States and the State of Florida, as well as a discussion about the roles and responsibilities of directors and executive compensation trends and comparisons.

In September 2013, Messrs. Hortman, Sheldon and Veal attended the South Georgia Community Bank Symposium sponsored by the Georgia Bankers Association and the Langdale College of Business at Valdosta State University. This seminar, designed specifically for banking executives, directors and key managers, focused on challenges currently faced by the banking industry, with discussion of such topics as the economic outlook for 2013 and 2014, performance planning, being an advocate for Georgia banks with state and national regulators and legislators, selling financial products and services and funding long-term loans.

In October 2013, Mr. Hortman attended the Allen C. Ewing & Co. Community Bankers Conference. This conference focused on the impact of new economic and regulatory measures on community banks, and included such topics as the outlook for real estate lending opportunities and earnings and pricing trends for community banks.

In November 2013, Messrs. Hill, Hortman and Veal attended the 9th Annual Bank Executive & Board Compensation Conference sponsored by Bank Director. The program’s agenda focused on compensation trends, talent acquisition and retention strategies. Discussion also included how merger activity might influence incentive compensation plans and performance-based pay structures. The highlights of this conference included key points about what investors say about pay, getting the best people to work for your bank, assembling the best team, potential challenges that may arise from merger activity and regulatory updates.

As we continue to encourage ongoing educational initiatives, the majority of the Board’s monthly meetings now include an educational and strategic session focused on keeping directors informed about legislative and regulatory developments, important banking industry trends and fundamental basics of bank directorship. In addition, our corporate counsel annually updates the Board on corporate governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Fulp, Jeter, Lynch and Veal served as members of the Compensation Committee throughout 2013, and Mr. Hill also served with them on the Compensation Committee from June 2013 through December 2013. None of Messrs. Fulp, Hill, Jeter, Lynch or Veal is or has been an officer or employee of the Company.

Communication with the Board and its Committees

Our shareholders may communicate with the Board by directing correspondence to the Board, any of its committees or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768. The Corporate Secretary will forward such correspondence to whom it is addressed.

COMPENSATION OF DIRECTORS

The following table provides a summary of the Company’s director fee schedule in effect during 2013.

Board Fee Schedule

	January	February through December
Monthly Board Service Fee (Retainer)
Chairman	$1,500	$1,750
Member	$1,500	$1,750
Board and Committee Meeting Fees
Regular Board Meetings	$1,500	$1,750
Committee Meetings	—	—

Directors are entitled to one-half of the attendance fee if they participate in a Board meeting via teleconference. The Board has determined that committee fees are included in the Board service fees and that, as a result, no additional fees are to be paid for committee service.

The following Director Compensation Table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2013. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers for their service in a director capacity is presented in the supplementary table to the Summary Compensation Table included in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
R. Dale Ezzell	$49,800	$—	$—	$—	$—	$—	$49,800
J. Raymond Fulp	$49,800	$—	$—	$—	$—	$—	$49,800
Leo J. Hill(1)	$42,000	$—	$—	$—	$—	$—	$42,000
Daniel B. Jeter	$49,800	$—	$—	$—	$—	$—	$49,800
Robert P. Lynch	$49,800	$—	$—	$—	$—	$—	$49,800
Brooks Sheldon	$49,800	$—	$—	$—	$—	$—	$49,800
William H. Stern(2)	$8,300	$—	$—	$—	$—	$—	$8,300
Jimmy D. Veal	$49,800	$—	$—	$—	$—	$—	$49,800

(1)	Mr. Hill was appointed to serve on the Board of Directors of the Company and the Bank on January 10, 2013.
(2)	Mr. Stern was appointed to serve on the Board of Directors of the Company and the Bank on November 1, 2013.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding each executive officer of the Company.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Edwin W. Hortman, Jr., 60 Officer since 2002	President and Chief Executive Officer

President and Chief Executive Officer since January 2005. Director since November 2003. President and Chief Operating Officer from November 2003 through December 2004. Executive Vice President and Regional Bank Executive for Northern Division from August 2002 through November 2003. President, Chief Executive Officer and Director of Citizens Security Bank from April 1998 to November 2003. Director of each subsidiary bank in the Northern Division from September 2002 through March 2004.

Dennis J. Zember Jr., 44 Officer since 2005	Executive Vice President and Chief Financial Officer

Executive Vice President and Chief Financial Officer since February 2005. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.

Andrew B. Cheney, 64 Officer since 2009	Executive Vice President, Banking Group President and Chief Operating Officer

Executive Vice President and Banking Group President of the Company since May 2009. President and Chief Operating Officer of the Bank since December 2010. Regional Executive for Florida and Coastal Georgia from February 2009 to May 2009. Florida Chairman from January 2008 to January 2009 and President from January 2000 to December 2007 with Mercantile Bank.

Jon S. Edwards, 52 Officer since 1999	Executive Vice President, Chief Credit Officer and Director of Credit Administration

Executive Vice President and Director of Credit Administration since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.

Cindi H. Lewis, 60 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary

Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Thomas S. Limerick, 54 Officer since 2012	Executive Vice President and Chief Information Officer

Executive Vice President and Chief Information Officer since May 2012. Director of Technology Strategy and Architecture of Whitney National Bank from April 2008 to June 2011. Director of Technology Strategy and Planning with Pearson from February 2007 to April 2008. Global Enterprise Architecture and Manager of Strategic Process Architecture at GM-GMAC from June 2004 to April 2007. Chief Information Officer and Executive Vice President of Integrated Medical Systems from February 2002 to February 2004.

Stephen A. Melton, 63 Officer since 2011	Executive Vice President and Chief Risk Officer

Executive Vice President and Chief Risk Officer since October 2011. President and Chief Executive Officer of Columbus Bank and Trust and Regional Chief Executive Officer of Synovus Financial Corporation from November 1998 to February 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs; therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements in other contexts.

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2013. Specifically, this Compensation Discussion and Analysis addresses the following:

•	our compensation philosophy and the objectives of our compensation programs;

•	what our compensation programs are designed to reward;

•	our process for determining executive officer compensation, including:

•	the role and responsibility of the Compensation Committee;

•	the role of the Chief Executive Officer and other named executive officers;

•	the role of compensation consultants; and

•	benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

•	the purpose of each element of compensation;

•	why we elect to pay each element of compensation;

•	how we determine the levels or payout opportunities for each element; and

•	decisions on final payments for each element and how these align with performance; and

•	other compensation and benefit policies affecting our executive officers.

Compensation Philosophy and the Objectives of Our Compensation Programs

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Company’s shareholders;

•	attracting and retaining talented individuals and top performers; and

•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the Company’s compensation programs in the following manner:

•

base compensation levels benchmarked to, and competitive with, the 50th percentile of market, defined in terms of geography, company type and company size, with actual base pay varying in a normal range around the 50th percentile based on individual performance;

•

annual incentive compensation that varies in a consistent manner with the achievement of both the financial and operating objectives of the Company and individual performance objectives, which together support our business strategy;

•	long-term incentive compensation (equity) based on retention and the achievement of longer-term (minimum three-year) financial and strategic goals;

•	executive benefits that are meaningful and competitive with, and comparable to, those offered by similar organizations; and

•

an appropriate balance between base pay, short-term incentives, long-term incentives and benefits that provides total compensation at a percentile of market compensation levels that approximates the Company’s performance relative to its peers.

In designing and administering the Company’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be more difficult to achieve than others, or even in conflict with others. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs to consistently implement the strategic objectives of executive compensation.

What Our Executive Compensation Program is Designed to Reward

Our executive officers’ compensation program uses different components to reward different performance considerations. Base salary is provided to reward each executive for daily contributions and the application of his or her knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the external value of each executive’s position in the job market and the internal value of his or her assigned roles and responsibilities to the success and ongoing viability of the Company.

Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual goals and provide each executive with cash rewards commensurate with the Company’s annual performance and the Board’s assessment of the executive’s personal performance.

Long-term incentives reward executives for the longer-term success of the Company. Historically, the Company has provided long-term incentives in the form of stock options and restricted stock with both time-based and performance-based vesting provisions. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives provided to each executive increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive declines.

Benefits provided to each executive officer are in line with our broad-based employee benefits, which meet basic health and welfare needs. In November 2012, we entered into supplemental executive retirement agreements with certain of our key executive officers. Perquisites for our executives remain conservative and primarily serve to enhance our executives’ business development activities.

Compensation Program Risk

The Company also reviews its compensation policies and practices in accordance with SEC guidance to identify instances in which its compensation plans may encourage participants to take risks that are reasonably likely to have a material adverse effect on the Company. This review extends to our senior executive officers as well as all other employees. With the assistance of the Company’s senior risk officers, we conducted a comprehensive review of the purpose of each short-term and long-term compensation plan, eligible participants in each plan, how we assigned administrative authority for each plan, categories of performance measures in each plan and incentive award opportunity levels.

For each compensation plan, we reviewed a broad range of specific risk elements, rated the level of relative risk for each element, and identified and took action to eliminate or mitigate risk wherever appropriate in each plan. In addition, Matthews, Young—Management Consulting (“Matthews Young”), the compensation consultant engaged directly by the Compensation Committee, reviewed the competitiveness and mix of compensation elements in our overall executive compensation program and reported to the Compensation Committee during the fourth quarter of 2012. As a result of our review, we determined that (i) there is sufficient balance in our overall compensation mix; (ii) executive officer base salaries are appropriately competitive without need to receive a high level of bonus or incentive in order to earn adequate cash compensation; (iii) our use of equity grants as long-term incentives provides an effective and balanced focus between short- and long-term objectives; and (iv) the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk taking and do not encourage executives or employees to take risks that are reasonably likely to have an adverse effect on the Company.

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee administers the Company’s executive compensation program. Throughout 2013, the Compensation Committee included J. Raymond Fulp (Chairman), Daniel B. Jeter, Robert P. Lynch and Jimmy D. Veal. From June 2013 through December 2013, Leo J. Hill also served on the Compensation Committee. The members of the Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of NASDAQ, current SEC regulations and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”).

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board.

Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.

Role of the Executive Officers

The Chief Executive Officer, with the assistance of the Company’s Chief Administrative Officer, annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of Compensation Consultant

In making compensation decisions for 2013, the Compensation Committee engaged Matthews Young to conduct an overall compensation review for the Company’s top executive employees, including the named executive officers. The Compensation Committee also worked with Matthews Young in the review and analysis of risk in the Company’s compensation programs. Matthews Young, working in conjunction with our senior risk officers, provided a comprehensive risk assessment of compensation programs throughout the Company. Matthews Young reported directly to the Compensation Committee in connection with this engagement.

Both the Board and the Compensation Committee received assistance with the proxy disclosure process from Matthews Young. Throughout the disclosure process, Matthews Young coordinated the collection of compensation data, policies and plans with the Board, the Compensation Committee and senior management of the Company.

It is our policy that all compensation consulting firms retained by the Board and the Compensation Committee be fully independent entities and that each report directly to the Board and/or the Compensation Committee, as appropriate. No services were provided by any compensation consulting firm other than the foregoing compensation consulting services, and consulting fees did not approach or exceed $120,000 in fiscal 2013.

Benchmarking

In November 2013, the Compensation Committee, in conjunction with Matthews Young, conducted an overall review of the Company’s executive compensation program. As part of this review, the peer group of 25 banks used in the prior benchmarking analysis completed in 2012 was analyzed and updated. Consistent with prior year updates, we again considered a range of relevant factors, including SEC reporting status, national exchange listing, state in which headquarters are located, organizational size (including states in which operations are conducted, number of offices and size of workforce), balance sheet size (including assets and capitalization) and market capitalization, as well as total net revenues, asset quality and overall financial strength. For 2013, we retained the same group of peer institutions that we used in 2012.

The 2013 peer group is shown below.

Bank of the Ozarks (Little Rock, AR)	Renasant Corporation (Tupelo, MS)
Home BancShares, Inc (Conway, AR)	First Bancorp (Troy, NC)
Simmons First National Bank (Pine Bluff, AR)	Sun Bancorp Inc (Vineland, NJ)
Capital City Bank Group (Tallahassee, FL)	SCBT Financial Bankshares, Inc. (Columbia, SC)
Centerstate Banks Inc. (Davenport, FL)	Southside Bancshares, Inc. (Tyler, TN)
State Bank Financial Corp (Atlanta, GA)	Cardinal Financial Corp (McLean, VA)
Heartland Financial USA Inc (Dubuque, IA)	First Community Bancshares, Inc. (Bluefield, VA)
First Merchants Corp (Muncie, IN)	StellarOne Corporation (Charlottesville, VA)
Community Trust Bancorp, Inc. (Pikeville, KY)	TowneBank (Portsmouth, VA)
Republic Bancorp, Inc. (Louisville, KY)	Union First Market Bankshares Corp (Richmond, VA)
SY Bancorp Inc (Louisville, KY)	Virginia Commerce Bancorp, Inc. (Arlington, VA)
Sandy Spring Bancorp, Inc. (Olney, MD)	City Holdings CO (Cross Lanes, WV)
Great Southern Bancorp (Springfield, MO)

For each of our named executive officers, we selected peers with comparable titles and areas of responsibilities (e.g., matching the Company’s Chief Financial Officer with the Chief Financial Officer position in each of the peer banks). The peer group comparison provided the primary market data upon which we determined the market standing of our executive compensation levels. The table below provides a summary of how each named executive officer was benchmarked to the Company’s peers.

Name	Title	Peer Comparison
Edwin W. Hortman, Jr.	President and CEO	CEO
Dennis J. Zember Jr.	EVP and CFO	CFO
Andrew B. Cheney	EVP, Banking Group President and COO	Chief Operating Officer
Jon S. Edwards	EVP, CCO and Director of Credit Administration	Number 5 Proxy Executive
Stephen A. Melton	EVP and CRO	Number 4 Proxy Executive

Say-on-Pay

The Compensation Committee attempts to balance the interests of shareholders, regulators and other interested parties. Since 2009, we have provided an annual say-on-pay advisory vote regarding executive compensation. In 2013, more than 99% of all votes cast were cast in favor of the compensation of our named executive officers. We did not make any changes to our executive compensation policies as a result of past say-on-pay votes.

Elements of Compensation

Total direct compensation typically includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance guide all of its compensation decisions. With respect to the named executive officers, the elements of compensation used during 2013 include the following:

•	base salary;

•	discretionary cash bonus;

•	long-term equity awards;

•	retirement benefits, including newly added supplemental retirement benefits;

•	health and insurance benefits; and

•	perquisites.

Following is a discussion of each element of compensation used in 2013 for our named executive officers, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Compensation Committee and how each element and our decisions regarding the payment of each element relate to our goals.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;

•	the performance of the Company;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Company;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for the executive, including the executive’s current annual salary and potential bonus awards under the Company’s bonus plan.

In 2013, we reviewed base salaries and made appropriate adjustments based on competitive market salary levels as shown in the table below. Based on the analysis and peer benchmarking conducted by Matthews Young, the resulting 2013 base salaries for all of our named executive officers shown in the table below are within a range that is competitive with the market median (±10% of the market median). Salaries for each individual named executive officer ranged from 91% to 98% of the market median (50th percentile), with an overall average for the entire group of 95% of the market median (50th percentile).

Named Executive Officer	2012 Base Salary	2013 Base Salary	Merit Increase	Market Adjustment	Promotion Increase	Total Adjustment
Edwin W. Hortman, Jr.	$455,000	$455,000	0.00%	0.00%	0.00%	0.00%
Dennis J. Zember Jr.	$250,000	$285,000	3.00%	11.00%	0.00%	14.00%
Andrew B. Cheney	$300,000	$350,000	2.67%	14.00%	0.00%	16.67%
Jon S. Edwards	$200,000	$210,000	2.50%	2.50%	0.00%	5.00%
Stephen A. Melton	$245,000	$260,000	0.00%	6.12%	0.00%	6.12%
Totals for All Named Executive Officers	$1,450,000	$1,560,000				7.59%

Annual Incentives

Historically, annual cash incentives were provided to the executive officers through the Company’s Annual Incentive Compensation Plan (the “AIP”). Due to the economic downturn and the Company’s participation in 2008 in the U.S. Department of the Treasury’s Troubled Asset Relief Program, no plan-based incentives were offered to executives from 2007 through 2011. In 2013, a discretionary cash bonus was paid to each of the named executives based on both individual and Company performance. The Compensation Committee believes a formalized plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation.

Long-Term Equity Awards

The Compensation Committee believes that the Company’s executive compensation program should include a significant equity-based component because this best aligns the interests of our executives with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company.

The Company’s officers and certain other employees may participate in the Company’s shareholder-approved 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2005 Plan”). The 2005 Plan was set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2005 annual meeting of shareholders. Awards may be granted under the 2005 Plan from time to time and may be in the form of qualified or nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and Common Stock or any combination thereof within the limitations set forth in the 2005 Plan.

The 2005 Plan provides that awards may be made for 10 years from its effective date of March 10, 2005. The 2005 Plan is administered by the Compensation Committee, which selects eligible employees to participate in the 2005 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2005 Plan, equity awards were granted pursuant to the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997 and which now is operative only with respect to the exercise of options that remain outstanding under such plan.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the executive officer;

•	the current amount and intrinsic value of unvested equity held by the executive officer;

•	current number of shares owned by the executive officer;

•	proportion of total compensation on an annual basis consisting of equity awards; and

•	market data on the median level of equity awarded to comparable positions.

Equity awards provided to our named executive officers under the 2005 Plan have historically consisted of annual awards of incentive stock options, restricted stock grants or a blend of both. Vesting schedules applied to these awards ranged from three- to five-year periods. Between 2005 and 2007, as well as 2009, all equity awards to our named executive officers were granted with performance conditions applied in addition to time-based requirements. The intent of applying performance vesting provisions was two-fold – first to increase the ability to drive performance with equity awards beyond the innate performance nature of equity, and second, to provide the Company with the ability to reverse the expense associated with certain equity grants should performance goals not be achieved. The drawback of the approach is that performance-vesting on all equity awards leads to the possible risk of the officers holding no actively vesting awards and thereby leaving nothing of value behind should they choose to voluntarily resign from the organization. In such event, the equity grants lose all possible retention value.

In 2013, we continued our use of time and performance vesting restricted stock to maintain the balance of short-term and long-term compensation in our executive compensation program.

The levels of the awards provided to each named executive officer were based on a compensation analysis conducted by Matthews Young and were targeted to provide equity levels comparable to peers at the market median for these positions.

In addition to the equity awards granted to our named executive officers, based on favorable 2013 performance results relative to objectives, previously granted equity awards vested at 100%.

Perquisites

The Company provided a company car and club membership in 2013 to certain executive officers. The aggregate cost of all perquisites for all of our named executive officers was approximately $111,905. No individual named executive officer received a total value of perquisites in excess of $57,830 during 2013. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in this Proxy Statement.

We view certain perquisites as being beneficial to the Company, in addition to being directly compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Company cars provided to executive officers are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

Retirement Benefits

On November 7, 2012, the Bank and certain executive officers and other employees of the Bank and the Company entered into Supplemental Executive Retirement Agreements (the “Retirement Agreements”), the purpose of which is to provide a select group of employees who are expected to contribute significantly to the future business success of the Company and the Bank with supplemental retirement income and death benefits. Such benefits are meant to retain quality executive talent over a long period of time, which is required in order to execute long term strategy. Each Retirement Agreement provides for the payment of an annual retirement benefit, payable in monthly installments, commencing when the employee reaches age 65, provided that the employee is then employed by the Bank. Included among the officers entering into a Retirement Agreement were three named executive officers, each of whom is to receive annual retirement benefits under his or her respective Retirement Agreement as follows: (i) Edwin W. Hortman, Jr., $250,000 for 10 years; (ii) Dennis J. Zember Jr., $200,000 for 15 years; and (iii) Jon S. Edwards, $100,000 for 15 years.

Each Retirement Agreement provides for a reduced benefit in the event that the employee terminates his or her employment prior to reaching age 65. If the termination is voluntary and without “good reason,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 years commencing at age 65; however, Mr. Hortman does not become vested in this benefit until after the five-year anniversary of the date of his Retirement Agreement, and each of Messrs. Zember and Edwards does not become vested in this benefit until after the 10-year anniversary of the date of his Retirement Agreement. If the termination of employment is involuntary and without “cause,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), or is voluntary but with good reason, then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 years commencing at age 65, without a time-vesting precondition. If the employee is terminated for cause at any time, then all remaining benefits under his or her Retirement Agreement will be forfeited.

Each Retirement Agreement also provides that if the applicable employee dies prior to reaching age 65, then the annual retirement benefit amount set forth above will be payable in monthly installments to the employee’s beneficiary for a period of years, commencing upon the employee’s death. In addition, if the employee becomes disabled prior to reaching age 65, then the employee will be entitled to a benefit equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of five years commencing at the time of disability. The Retirement Agreement with Mr. Hortman further provides that, following a “change in control” (defined to mean a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Bank, as provided in Section 409A of the IRC), Mr. Hortman will be entitled to receive the annual retirement benefit amount set forth above in monthly installments for a period of 10 years commencing at age 65, without regard to whether he continues to be employed by the Bank until reaching age 65.

Executive officers are also eligible to participate in our 401(k) and profit sharing retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at annual limits in the IRC. The Company offers a discretionary match to employee contributions based upon the performance of the Company and subject to the approval of the Board. Company contributions to the 401(k) and profit sharing plan vest in equal annual installments over a five-year period. Due to the Company’s financial performance, the Company’s matching contributions were suspended during 2010 and 2011, but were reinstated in April 2012.

In addition, we also provide our employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Common Stock via payroll deduction. The minimum purchase is $50, and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.

Health and Welfare Plans

The named executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Company-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.

Total Compensation

The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and the executive’s role within the Company.

In 2013, the total compensation of our named executive officers increased 27.1%. The total compensation reflected the continued improving economic environment and the performance of the executives and the Company in 2013.

Cash compensation (the sum of base salary, cash bonus, annual cash incentives and “other compensation”) increased 16.6% in 2013.

As discussed above, equity compensation continues to be a significant element of total compensation, primarily in the form of restricted stock.

The following chart presents the actual pay mix results from 2011 through 2013 for each of our named executive officers. As discussed above, our compensation philosophy is to maintain a significant equity-based component as a part of our executive compensation program because this best aligns the interests of our executives with those of our shareholders. For purposes of retention, the Compensation Committee believes that equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company. In 2013, the Compensation Committee awarded equity grants to maintain the alignment of our executive compensation levels with the Company’s compensation philosophy and maintain market competitive levels of equity and total compensation.

Stock Ownership Requirements

To further ensure that the long-term interests of the Company’s senior management are aligned with those of the Company’s shareholders, the named executive officers, as well as the Company’s directors and other officers, are required by the Company’s stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines require our directors to own 10,000 shares of stock, with a five-year period provided to attain this level of ownership. (Directors serving at the time this ownership requirement was increased to 10,000 shares were given an additional year, to July 1, 2016, to achieve the required ownership level.) We require our named executive officers to own stock with a book value (determined as of the end of the first quarter of each year) equivalent to three times the executive’s base salary. Newly hired or promoted executives are provided a five-year timeframe to meet this ownership requirement. During the annual review conducted in June 2013, it was determined that all requirements of ownership were satisfied at that time consistent with the applicable periods to achieve the required ownership levels.

Insider Trading Policy

The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers and other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Policy on Stock Options Repricing

Stock options are granted at the fair market value of a share of Common Stock on the date of grant and are not subject to repricing.

Policy on Timing of Stock Option Awards

The timing of stock awards under an established plan must be consistent with program guidelines. In every instance, the Board will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the Board and should always be dated subsequent to the date of Board approval.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the IRC generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers. In connection with the compensation of our named executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. The Compensation Committee gives strong consideration to the deductibility of compensation in making its compensation decisions for executive officers, while balancing the goal of maintaining an executive compensation program that will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value. To date, this provision has had no effect on the Company because no officer of the Company has received the threshold level of applicable remuneration in any year. In addition, the Compensation Committee believes that compensation earned for 2013 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.

Employment Agreements

We currently maintain an employment agreement with each of our named executive officers other than Stephen A. Melton, the Company’s Executive Vice President and Chief Risk Officer. The employment agreements provide for the payment of severance to the executive officer upon a termination by the executive for “good reason” (as defined) in connection with a Change of Control (as defined). Payments are not provided with respect to other termination events. We do not maintain a separate severance plan for our executive officers. Severance benefits for our executive officers are limited to those set forth in the executive officer’s employment agreement. We provide details on the estimated payments associated with a qualifying termination in connection with a Change of Control in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.”

Set forth below are the general terms and conditions of each employment agreement applicable to our named executive officers.

General Agreement Provisions

All agreements limit severance benefits to a termination of employment by the executive for good reason in association with a Change of Control and cap payments with respect to Section 280G of the IRC. The following summarizes the definition of good reason as set forth in the agreements:

•

a change in the executive’s reporting responsibilities, titles or offices or any removal of the executive from, or any failure to re-elect the executive to, any of the executive’s positions held which has the effect of diminishing the executive’s authority or responsibility;

•	a reduction in base salary or change in bonus opportunity or incentive performance plan criteria adversely affecting the executive;

•	requiring the executive to relocate (either outside of the state or outside a 50-mile radius of current executive offices);

•	a failure to continue health, welfare and benefit plans without a replacement, or to reduce the existing benefits under such plans; or

•	adversely altering the physical conditions of the workplace.

Each agreement specifies term, position and duties, salary and bonus/incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Following are certain details with respect to each agreement.

Individual Employment Agreement Provisions

Edwin W. Hortman, Jr. – President and Chief Executive Officer

The Company entered into an executive employment agreement with Mr. Hortman effective as of December 31, 2003 (the “Hortman Employment Agreement”), pursuant to which Mr. Hortman agreed to serve as the President and Chief Executive Officer of the Company for a continuously (on a daily basis) renewing, three-year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Hortman Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Hortman Employment Agreement, which automatically terminates when Mr. Hortman attains age 65, provides that Mr. Hortman will receive a minimum base salary of $250,000. Mr. Hortman’s base salary is currently $485,000.

In addition, the Hortman Employment Agreement provides that Mr. Hortman is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment with the Company, the Company will pay to Mr. Hortman his current base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Hortman Employment Agreement for three additional 12-month periods.

Upon a termination of Mr. Hortman’s employment under certain circumstances, Mr. Hortman will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Hortman Employment Agreement also includes certain restrictive covenants that limit Mr. Hortman’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Dennis J. Zember Jr. – Executive Vice President and Chief Financial Officer

The Company entered into an executive employment agreement with Mr. Zember effective as of May 6, 2005 (the “Zember Employment Agreement”), pursuant to which Mr. Zember agreed to serve as Executive Vice President and Chief Financial Officer of the Company for an initial term of two years, which initial term is automatically renewed for additional consecutive two year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. Notwithstanding any notice not to so extend, the term of the Zember Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Zember Employment Agreement, which automatically terminates when Mr. Zember attains age 65, provides that Mr. Zember will receive a minimum base salary of $182,500. Mr. Zember’s base salary is currently $285,000.

In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Financial Officer of the Company. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment with the Company, the Company will pay to Mr. Zember his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Zember Employment Agreement for two additional 12-month periods.

Upon a termination of Mr. Zember’s employment for good reason, Mr. Zember will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Zember Employment Agreement also includes certain restrictive covenants that limit Mr. Zember’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Andrew B. Cheney – Executive Vice President, Banking Group President and Chief Operating Officer

The Company entered into an executive employment agreement with Mr. Cheney effective as of February 8, 2009 (the “Cheney Employment Agreement”), pursuant to which Mr. Cheney agreed to serve as Executive Vice President for Florida and Coastal Georgia. Since the execution of the Cheney Employment Agreement, Mr. Cheney received a promotion to Executive Vice President and Banking Group President of the Company and President and Chief Operating Officer of the Bank. The Cheney Employment Agreement has an initial term of two years, which initial term is automatically renewed for an additional 18-month term with consecutive one-year term renewals implemented after August 18, 2012. Such renewals will occur unless timely notice of non-renewal is given by either the Company or Mr. Cheney. Notwithstanding any notice not to so extend, the term of the Cheney Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Cheney Employment Agreement provides that Mr. Cheney will receive a minimum base salary of $200,000. Mr. Cheney’s base salary is currently $350,000.

In addition, the Cheney Employment Agreement provides that Mr. Cheney is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as Executive Vice President and Banking Group President of the Company. The Cheney Employment Agreement further provides that, in the event of termination of Mr. Cheney’s employment with the Company, the Company will pay to Mr. Cheney his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Cheney Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Cheney’s employment under certain circumstances, Mr. Cheney will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Cheney Employment Agreement also includes certain restrictive covenants that limit Mr. Cheney’s ability to compete with the Company for a period of one year after termination or divulge certain confidential information concerning the Company for a period of two years.

Jon S. Edwards – Executive Vice President, Chief Credit Officer and Director of Credit Administration

The Company entered into an executive employment agreement with Mr. Edwards effective as of July 1, 2003 (the “Edwards Employment Agreement”), pursuant to which Mr. Edwards agreed to serve as the Executive Vice President and Director of Credit Administration of the Company for an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of nonrenewal is given by either the Company or Mr. Edwards. Notwithstanding any notice not to so extend, the term of the Edwards Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control of the Company. The Edwards Employment Agreement, which automatically terminates when Mr. Edwards attains age 65, provides that Mr. Edwards will receive a minimum base salary of $142,500. Mr. Edward’s base salary is currently $220,000.

In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Executive Vice President and Director of Credit Administration of the Company. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment with the Company, the Company will pay to Mr. Edwards his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” within 12 months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Edwards Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Edwards’s employment for good reason, Mr. Edwards will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Edwards Employment Agreement also includes certain restrictive covenants that limit Mr. Edwards’ ability to compete with the Company for a period of up to two years after termination or divulge certain confidential information concerning the Company for a period of two years.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

J. Raymond Fulp (Chairman)
Leo J. Hill
Daniel B. Jeter
Robert P. Lynch
Jimmy D. Veal

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2011, 2012 and 2013.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Edwin W. Hortman, Jr.,	2013	$455,000	$200,000	$199,175	$0	$0	$257,444	$57,830	$1,169,449
President and Chief Executive Officer	2012	$455,000	$125,000	$227,495	$0	$0	$38,052	$41,651	$887,198
	2011	$400,000	$0	$199,200	$0	$0	$0	$4,263	$603,463

Dennis J. Zember Jr.,	2013	$283,542	$100,000	$151,630	$0	$0	$29,366	$4,969	$569,507
Executive Vice President	2012	$250,000	$75,000	$124,925	$0	$0	$5,082	$4,626	$459,633
and Chief Financial Officer	2011	$215,000	$0	$107,070	$0	$0	$0	$5,494	$327,564

Andrew B. Cheney,	2013	$347,917	$200,000	$183,755	$0	$0	$0	$23,660	$755,332
Executive Vice President,	2012	$300,000	$125,000	$149,910	$0	$0	$0	$21,911	$596,821
Banking Group President and Chief Operating Officer	2011	$290,000	$0	$144,420	$0	$0	$0	$14,606	$449,026

Jon S. Edwards,	2013	$209,583	$50,000	$124,645	$0	$0	$35,115	$11,465	$430,808
Executive Vice President,	2012	$200,000	$50,000	$99,940	$0	$0	$6,389	$8,173	$364,502
Chief Credit Officer and Director of Credit Administration	2011	$184,208	$0	$87,897	$0	$0	$0	$3,388	$275,493

Stephen A. Melton,	2013	$259,375	$50,000	$119,505	$0	$0	$0	$11,611	$440,491
Executive Vice President	2012	$245,000	$40,000	$52,600	$0	$0	$0	$12,530	$350,130
and Chief Risk Officer(2)	2011	$47,429	$0	$96,000	$0	$0	$0	$3,396	$146,825

(1)	Represents the aggregate grant date fair values of the awards. Grants were made in the form of restricted stock, with the awards fully vesting after a four-year period. See the Grants of Plan-Based Awards table for more detail on vesting.
(2)	Mr. Melton was hired on October 17, 2011. All compensation data provided for 2011 represents amounts earned and awarded based upon his partial year of employment.
(3)	Details on the amounts reported for “All Other Compensation” in 2013 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2013

Named Executive Officer	Auto Provision(a)	Country Club Membership and Dues	Director Fees(b)	Employer 401(k) Match	Life Insurance
Edwin W. Hortman, Jr.	$1,395	$2,237	$45,000	$7,650	$1,548
Dennis J. Zember Jr.	—	$4,609	—	—	$360
Andrew B. Cheney	$2,720	$10,914	—	$7,650	$2,376
Jon S. Edwards	—	$2,987	—	$7,650	$828
Stephen A. Melton	$9,235	—	—	—	$2,376

(a)	Amounts reported in the table reflect the personal-use levels of this perquisite.
(b)

Reflects annual cash fees for board service. Additional information regarding fees provided for board responsibilities is set forth in the section of this Proxy Statement entitled “Compensation of Directors.”

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2013 and the grant date fair values of those awards. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Edwin W. Hortman, Jr.	1/15/2013	—	—	—	—	—	—	15,500	—	—	$199,175
Dennis J. Zember Jr.	1/15/2013	—	—	—	—	—	—	11,800	—	—	$151,630
Andrew B. Cheney	1/15/2013	—	—	—	—	—	—	14,300	—	—	$183,755
Jon S. Edwards	1/15/2013	—	—	—	—	—	—	9,700	—	—	$124,645
Stephen A. Melton	1/15/2013	—	—	—	—	—	—	9,300	—	—	$119,505

(1)

Amounts granted pursuant to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan as described in the Compensation Discussion and Analysis included in this Proxy Statement. Assumptions used to calculate fair market value are provided in Note 16 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by the named executive officers at December 31, 2013. The value of stock awards is based on $21.11, the reported closing price of one share of Common Stock on December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Date Equity Fully Vests
Edwin W. Hortman, Jr.	4,935	0	0	$15.30	5/18/2014
	7,608	0	11,412	$17.51	6/28/2015					1/31/2010	(1)
	20,563	0	0	$22.23	6/13/2017
	25,703	0	0	$14.76	2/19/2018
	12,338	0	3,084	$7.47	1/20/2019					1/31/2014	(2)
						21,000	$443,310			2/23/2014	(3)
						20,000	$422,200			2/15/2015	(3)
						17,300	$365,203			3/20/2016	(3)
						15,500	$327,205			1/15/2016	(4)
Dennis J. Zember Jr.	12,338	0	0	$16.42	2/15/2015
	5,141	0	7,711	$17.51	6/28/2015					1/31/2010	(1)
	514	0	2,056	$20.19	5/16/2016					1/31/2011	(5)
	12,338	0	0	$22.23	6/13/2017
	7,711	0	0	$14.76	2/19/2018
	12,338	0	3,084	$7.47	1/20/2019					1/31/2014	(2)
						11,300	$238,543			2/23/2014	(3)
						10,750	$226,933			2/15/2015	(3)
						9,500	$200,545			3/20/2016	(3)
						11,800	$249,098			1/15/2016	(4)
Andrew B. Cheney	8,225	0	2,056	$5.55	2/17/2019					1/31/2014	(2)
								2,000	$42,220	1/31/2014	(2)
						12,000	$253,320			2/23/2014	(3)
						14,500	$306,095			2/15/2015	(3)
						11,400	$240,654			3/20/2016	(3)
						14,300	$301,873			1/15/2016	(4)
Jon S. Edwards	1,851	0	0	$15.30	5/18/2014
	2,056	0	3,084	$17.51	6/28/2015					1/31/2010	(1)
	823	0	3,290	$20.19	5/16/2016					1/31/2011	(6)
	8,225	0	0	$22.23	6/13/2017
	5,141	0	0	$14.76	2/19/2018
						7,250	$153,048			2/23/2014	(3)
						8,825	$186,296			2/15/2015	(3)
						7,600	$160,436			3/20/2016	(3)
						9,700	$204,767			1/15/2016	(4)
Stephen A. Melton								10,000	$211,100	1/31/2012	(7)
						4,000	$84,440			3/20/2016	(3)
						9,300	$196,323			1/15/2016	(4)

(1)

Options vest in five equal installments with the initial tranche vesting on January 31, 2006 based on the achievement of an established performance goal for fiscal 2005. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.

(2)

Options or restricted shares vest in five equal installments with the initial tranche vesting on January 31, 2010 based on the achievement of established performance goals for fiscal 2009. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Performance goals for each tranche will be set by the Board and will consist of both quantitative and qualitative criteria customized to the employee.

(3)	Restricted stock fully vests after four years.
(4)	Restricted stock fully vests after three years.
(5)	Options vest in equal annual installments over a five-year period.
(6)

Options vest in five equal installments with the initial tranche vesting on January 31, 2007 based on the achievement of an established performance goal for fiscal 2006. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year tranche fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.

(7)

Options or restricted shares vest in three equal installments with the initial tranche vesting on January 31, 2013 based on the achievement of established performance goals for fiscal 2012. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Performance goals for each tranche will be set by the Board and will consist of both quantitative and qualitative criteria customized to the employee.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2013 and restricted stock vesting during fiscal year 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Edwin W. Hortman, Jr.	3,600	$1,332	—	$—
Andrew B. Cheney	—	$—	2,000	$26,520
Jon S. Edwards	3,600	$1,332	—	$—

(1)

Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of $14.12 for one share of Common Stock on February 19, 2013 and the option awards’ exercise price of $13.75 for one share of Common Stock.

(2)	Reflects the value of shares at the closing price of $13.26 for one share of Common Stock on January 31, 2013.

Pension Benefits

The Pension Benefits table below provides information regarding the Retirement Agreements in effect during 2013.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Edwin W. Hortman, Jr.	SERP Agreement 11-7-12	1	$295,496	$0
Dennis J. Zember Jr.	SERP Agreement 11-7-12	1	$34,448	$0
Jon S. Edwards	SERP Agreement 11-7-12	1	$41,504	$0

(1)	Each SERP agreement was entered into on November 7, 2012, and the number of years credited service began on that date.
(2)	Present value amounts represent the current liability included in the Company’s accounting records for each of the named executive officers under his respective SERP agreement.

Nonqualified Deferred Compensation

The Company does not maintain for the named executive officers a defined contribution or other plan providing for the deferral of compensation on a nonqualified basis.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon termination or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2013; and (ii) with respect to calculations based on our stock price, the applicable price is $21.11, which is the reported closing price of one share of Common Stock on December 31, 2013.

The employment agreements between the Company and all of the named executive officers other than Stephen A. Melton require the Company to make severance payments and provide severance benefits to the applicable executive if he terminates his employment with the Company for “good reason” within 12 months after the date of a “Change of Control” and in certain cases beyond 12 months after such an event. There are no severance payments otherwise required under the employment agreements, including in connection with any of the following termination events:

•	voluntary termination/early retirement;

•	involuntary termination for Cause (as defined in the employment agreements);

•	termination due to disability; or

•	termination due to death.

However, the Retirement Agreements provide for potential payments to certain of the named executive officers upon a termination of their employment. These payments are discussed in greater detail in the section of this Proxy Statement entitled “Retirement Benefits.”

For purposes of the employment agreements, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred following or in anticipation of a Change of Control:

•	a change in the executive’s reporting responsibilities, titles or offices, which has the effect of diminishing the executive’s responsibility or authority;

•	a reduction in the executive’s salary or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan which adversely affects the executive;

•	the executive is required to relocate outside a 50-mile radius of Moultrie, Georgia (or in the case of Mr. Edwards, he is required to relocate outside the State of Georgia);

•

the Company’s discontinuance of any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability or other benefit plan in which the executive is participating or any other action by the Company that would adversely affect the executive’s participation or materially reduce the executive’s benefits under any such plan; or

•	the taking of any action by the Company that would materially adversely affect the physical conditions under which the executive performs his employment duties.

A “Change of Control” occurs under the employment agreements with the named executive officers if:

•

a majority of the Board becomes persons other than persons for whose election proxies shall have been solicited by the Board or who are then serving as directors appointed by the Board to fill vacancies caused by death, resignation or the creation of new directorships;

•

25% of the outstanding voting power of the Company is acquired or becomes beneficially owned by any person or by any two or more persons acting as a partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of the Company, which group does not include the executive; or

•	there occurs:

•

a merger or consolidation of the Company with or into another corporation (other than a transaction with a subsidiary of the Company or a transaction in which (a) the holders of voting stock of the Company immediately prior to the merger continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

•	a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

•	the sale or other disposition of all or substantially all of the assets of the Company; or

•	the liquidation or dissolution of the Company;

unless, in each case, 25% or more of the voting equity of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the executive or a group that includes the executive.

If a named executive officer terminates his employment under his employment agreement for good reason within 12 months after the date of a Change of Control, then the executive will receive the following:

•

one additional year of current base salary (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember), plus a bonus/incentive payment (which in the case of Messrs. Hortman, Zember and Edwards will not be less than 40% of the salary payable to such executive upon termination), payable in accordance with the Company’s standard payment practices;

•

continued participation for one year (or three years in the case of Mr. Hortman and two years in the case of Mr. Zember) in the employee welfare benefit plans in which the executive was entitled to participate prior to termination;

•

continued Company contributions for one year at the maximum amount allowable under its 401(k) plan for the benefit of the executive (such contribution to be made for a period of two years in the case of Mr. Zember); and

•

in the case of Messrs. Hortman, Zember and Edwards, the executive will receive payment from the Company for reasonable relocation expenses if the executive relocates within 500 miles of Moultrie, Georgia and the relocation occurs within 180 days after the date of termination.

In addition, under each named executive officer’s employment agreement, the executive will be entitled, for a period of 90 days after termination, to purchase all of the stock of the Company that would be issuable under all outstanding stock options previously granted to the executive, at the exercise prices set forth in such options, whether or not such options otherwise are then exercisable. The 2005 Plan also provides that in such event the executive’s equity awards will become fully vested and, in the case of options, fully exercisable.

The foregoing payments and benefits are subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if the severance and change of control benefits payable to the executive would be subject to the excise tax imposed under Section 4999 of the IRC, or would be nondeductible to the Company pursuant to Section 280G of the IRC, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999 of the IRC or nondeductible by the Company. For purposes of Section 409A of the IRC, all of the named executive officers’ employment agreements have been modified to be in compliance with payment timing and other relevant requirements.

The estimated severance benefits payable to each of the named executive officers other than Stephen A. Melton, based upon a hypothetical termination of each named executive officer on December 31, 2013, are presented in the following table. The following table also sets forth the benefits payable to each of the named executive officers other than Stephen A. Melton following a change of control of the Company. The amounts include cash, equity, welfare benefits and retirement benefits. In addition, the table below presents the impact of limitations under Section 280G of the IRC. Mr. Melton is not a party to either an employment agreement with the Company or a Retirement Agreement and, as a result, is not entitled to any potential payments or benefits upon a change of control of the Company or upon a termination of employment other than any payments or benefits that would generally be available to all salaried employees of the Company.

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control(1)	Death	Disability
Edwin W. Hortman, Jr.
Compensation
Base Compensation	$0	$0	$1,455,000	$0	$0
Annual Incentive	$0	$0	$582,000	$0	$0
SERP	$295,496	$0	$2,500,000	$2,500,000	$295,496
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$40,290	$0	$0
Intrinsic Value of Unvested Restricted Stock(2)	$0	$0	$1,557,918	$0	$0
Benefits and Perquisites
Health and Welfare Benefits(3)	$0	$0	$32,858	$0	$0
401(k)/Profit Sharing Plan Contributions(4)	$0	$0	$22,950	$0	$0
Relocation Expenses(5)	$0	$0	$20,000	$0	$0

Total Benefit	$295,496	$0	$6,211,016	$2,500,000	$295,496

Total Benefit Provided Under 280G Cap(6)	$295,496	$0	$4,613,495	$2,500,000	$295,496

Dennis J. Zember Jr.
Compensation
Base Compensation	$0	$0	$570,000	$0	$0
Annual Incentive	$0	$0	$228,000	$0	$0
SERP	$34,448	$0	$0	$3,000,000	$34,448
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$40,290	$0	$0
Intrinsic Value of Unvested Restricted Stock(2)	$0	$0	$915,119	$0	$0
Benefits and Perquisites
Health and Welfare Benefits(3)	$0	$0	$18,303	$0	$0
401(k)/Profit Sharing Plan Contributions(4)	$0	$0	$15,300	$0	$0
Relocation Expenses(5)	$0	$0	$20,000	$0	$0

Total Benefit	$34,448	$0	$1,807,012	$3,000,000	$34,448

Total Benefit Provided Under 280G Cap(6)	$34,448	$0	$1,658,057	$3,000,000	$34,448

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control(1)	Death	Disability
Andrew B. Cheney
Compensation
Base Compensation	$0	$0	$350,000	$0	$0
Annual Incentive	$0	$0	$140,000	$0	$0
SERP	$0	$0	$0	$0	$0
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$30,800	$0	$0
Intrinsic Value of Unvested Restricted Stock(2)	$0	$0	$1,144,162	$0	$0
Benefits and Perquisites
Health and Welfare Benefits(3)	$0	$0	$13,455	$0	$0
401(k)/Profit Sharing Plan Contributions(4)	$0	$0	$7,650	$0	$0
Relocation Expenses(5)	$0	$0	$0	$0	$0

Total Benefit	$0	$0	$1,686,067	$0	$0

Total Benefit Provided Under 280G Cap(6)	$0	$0	$1,686,067	$0	$0

Jon S. Edwards
Compensation
Base Compensation	$0	$0	$220,000	$0	$0
Annual Incentive	$0	$0	$88,000	$0	$0
SERP	$41,504	$0	$0	$1,500,000	$41,504
Intrinsic Value of Unvested Stock Options(2)	$0	$0	$0	$0	$0
Intrinsic Value of Unvested Restricted Stock(2)	$0	$0	$704,546	$0	$0
Benefits and Perquisites
Health and Welfare Benefits(3)	$0	$0	$8,685	$0	$0
401(k)/Profit Sharing Plan Contributions(4)	$0	$0	$7,140	$0	$0
Relocation Expenses(5)	$0	$0	$20,000	$0	$0

Total Benefit	$41,504	$0	$1,048,371	$1,500,000	$41,504

Total Benefit Provided Under 280G Cap(6)	$41,504	$0	$1,048,371	$1,500,000	$41,504

(1)

Except with respect to SERP benefits, which are not subject to a termination of employment, assumes a termination of employment for good reason that has occurred within 12 months following a change of control, as provided in the executive’s employment agreement.

(2)

The intrinsic value of equity is based on a share price of $21.11, the closing price of the Common Stock as of December 31, 2013. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate upon the termination of employment times the value of each award. Stock option value is $21.11 minus the specified exercise price of the option.

(3)	The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2013.
(4)	Estimates based upon the maximum allowable contribution per the terms of the employment agreements and the Ameris Bancorp 401(k) Profit Sharing Plan.
(5)	Requires a relocation of within 500 miles to occur within 180 days of the date of termination. Estimates based upon reasonable moving and related expenses.
(6)

Per the terms of the employment agreements, the Company will reduce or eliminate the payments by first reducing or eliminating those payments or benefits that are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the determination of benefit. As of December 31, 2013, only Mr. Hortman and Mr. Zember would be impacted by this limitation on benefit payout, with a reduction of $1,597,521 and $148,955, respectively, in the estimated payments.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an Audit Committee Charter. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of NASDAQ. The Board has determined that Mr. Sheldon is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Porter Keadle Moore, LLC (“PKM”), the Company’s independent auditor, is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

The Audit Committee has met concerning, and has held discussions and reviewed with management, the Company’s internal auditors and PKM, the consolidated financial statements for the fiscal year ended December 31, 2013. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with PKM the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from PKM required by the applicable requirements of the Public Company Accounting Oversight Board regarding PKM’s communications with the Audit Committee concerning independence, and has discussed with PKM its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee:

R. Dale Ezzell
J. Raymond Fulp
Robert P. Lynch
Brooks Sheldon (Chairman)

PROPOSAL 2 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Company has appointed PKM as its independent auditor for the current fiscal year, which ends December 31, 2014. Shareholders are being asked to ratify such appointment at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of PKM, it is contemplated that the appointment of PKM for the year ending December 31, 2014 will stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of PKM (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Fees and Services

The following is a summary of the fees billed to the Company by PKM for professional services rendered for the fiscal years ended December 31, 2013 and December 31, 2012:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees(1)	$501,557	$549,473
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$501,557	$549,473

(1)

Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by such accountants in connection with statutory and regulatory filings or engagements.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, consultations concerning financial accounting and reporting standards and assistance with SEC inquiries.

(3)

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.

(4)

Consists of fees for products and services other than the services reported above. There were no fees paid to such accountants in fiscal 2013 or 2012 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All services provided by PKM are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by PKM in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on PKM’s independence.

The Board recommends that you vote FOR ratification of the appointment of PKM as the independent auditor of the Company. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3 – ADVISORY APPROVAL

OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company’s shareholders are being asked to provide advisory approval of the 2013 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives each shareholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2014 and beyond.

In response to the voting results for the frequency of the “say-on-pay” vote at the Company’s 2012 annual meeting of shareholders, shareholders are being given the opportunity to provide a “say-on-pay” advisory vote on an annual basis. In 2013, over 14.5 million shares of Common Stock were voted on the shareholder “say on pay” resolution, and, excluding abstentions, over 99% of all votes cast were cast in favor of the executive officer compensation program described in the Company’s 2013 proxy statement.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s shareholders and designed to attract and retain the talent needed to drive shareholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2013 reflected the Company’s financial results for 2013. The Company employs an executive compensation program for its senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns senior executive compensation with the interest of the Company’s shareholders. Accordingly, shareholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material.”

The vote by the shareholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Board or the Compensation Committee or overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded. However, the Board and the Compensation Committee will take the voting results into account when determining executive compensation matters in the future.

The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

PROPOSAL 4 –APPROVAL OF AMERIS BANCORP

2014 OMNIBUS EQUITY COMPENSATION PLAN

Overview

On January 21, 2014, the Board adopted, subject to approval by the Company’s shareholders at the Annual Meeting, the Ameris Bancorp 2014 Omnibus Equity Compensation Plan (the “2014 Plan”). The Board has directed that the proposal to approve the 2014 Plan be submitted to the Company’s shareholders for their approval at the Annual Meeting. Shareholder approval is being sought in order to meet NASDAQ listing requirements and in order for incentive stock options to meet the requirements of the IRC. To allow for awards under the 2014 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the IRC, as explained below, shareholders are also being asked to approve the material terms of the performance goals under the 2014 Plan as well as certain other key terms of the 2014 Plan. Approval of the 2014 Plan at the Annual Meeting will constitute approval of the performance goals and other key terms specified in the 2014 Plan for purposes of the approval requirements of Section 162(m) of the IRC.

The Company currently maintains the 2005 Plan. The total number of shares of Common Stock remaining available for issuance under the 2005 Plan as of April 4, 2014 is 112,425 shares. The Board believes it is advisable to adopt a new comprehensive incentive compensation plan to replace the 2005 Plan and provide the Company with an omnibus plan to design and structure grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards for selected individuals employed by the Company or providing services to the Company. The Board believes that the availability of 1,200,000 shares of Common Stock for issuance under the 2014 Plan will ensure that the Company continues to have a sufficient number of shares available to achieve its compensation strategy.

If the 2014 Plan is approved by the Company’s shareholders, no new awards may be granted under the 2005 Plan or any other prior equity compensation plan (together, the “Prior Plans”). However, awards previously granted and outstanding under the Prior Plans will remain in full force and effect under such Prior Plans according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, shares of Common Stock subject to such award which are not delivered as a result will not be available for awards under the 2014 Plan.

The use of Common Stock awards as part of the Company’s compensation program is important to the Company’s continued success because in the Board’s views it fosters a pay-for-performance culture that is an important element of the Company’s overall compensation philosophy. The Board believes that equity-based compensation motivates employees to create shareholder value because the value employees realize from equity-based compensation is primarily based on stock price performance. Equity-based compensation also aligns the compensation interests of the Company’s employees with the investment interests of the Company’s shareholders and promotes a focus on long-term value creation because the equity-based compensation awards can be subject to vesting and/or performance criteria.

As further described in the Compensation Discussion and Analysis included in this Proxy Statement, the Company’s future success depends in part on the Company’s ability to attract and retain high quality employees. The Company’s ability to provide awards under long-term compensation plans is critical to achieving this success. As described above, the number of shares remaining available for future grants under the 2005 Plan is very limited. The 2014 Plan has been designed to ensure that it implements best practices in long-term compensation plan design. The Board believes that if the 2014 Plan is not approved by the Company’s shareholders, then the Company would be at a severe competitive disadvantage as it would not be able to use equity-based awards to recruit and compensate officers and other employees.

The material terms of the 2014 Plan are summarized below. A copy of the full text of the 2014 Plan is attached to this Proxy Statement as Appendix A. This summary of the 2014 Plan is not intended to be a complete description of the 2014 Plan and is qualified in its entirety by the actual text of the 2014 Plan to which reference is made.

Material Features of the 2014 Plan

The 2014 Plan provides that grants may be made in any of the following forms:

•	Incentive stock options

•	Nonqualified stock options

•	Stock units

•	Stock awards

•	Stock appreciation rights (“SARs”)

•	Dividend equivalents

•	Other stock-based awards

Authorized Shares and Share Counting

The 2014 Plan authorizes 1,200,000 shares of Common Stock for issuance, subject to adjustment in certain circumstances as described below. The maximum number of shares that may be granted pursuant to incentive stock options under the 2014 Plan is 450,000 shares. The 2014 Plan further provides that no participant may be granted, in each case during any calendar year, stock options and SARs covering in excess of 50,000 shares or performance-based awards intended to qualify under Section 162(m) of the IRC Code (other than stock options and SARs) covering in excess of 30,000 shares. If dividend equivalents are granted, a grantee may not accrue more than $25,000 of such dividend equivalents during any calendar year.

Shares of Common Stock covered by a grant under the 2014 Plan generally count against the number of shares authorized for issuance only to the extent they are actually issued, and grants do not count against the number of shares authorized for issuance to the extent that such grants may not be settled in shares of Company Stock. Any shares related to grants that (i) terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, (ii) are settled in cash in lieu of shares or (iii) are exchanged with the Compensation Committee’s permission prior to the issuance of shares for awards not involving shares, shall be available again for grant under the 2014 Plan. However, the full number of SARs granted that are to be settled by the issuance of shares is counted against the number of shares available for grants under the 2014 Plan, regardless of the number of shares actually issued upon settlement of such SARs. Further, any shares withheld or tendered to satisfy tax withholding obligations on grants under the 2014 Plan, shares withheld or tendered to pay the exercise price of grants under the 2014 Plan and shares repurchased on the open market with the proceeds of a stock option exercise will not be available for future grants. The shares of Company Stock available for issuance under the 2014 Plan may be authorized and unissued shares or treasury shares.

Administration

The 2014 Plan will be administered and interpreted by the Compensation Committee. Ministerial functions may be performed by an administrative committee of employees appointed by the Compensation Committee.

The Compensation Committee has the authority to (i) determine the individuals to whom grants will be made under the 2014 Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the 2014 Plan.

Eligibility for Participation

All of the Company’s employees, non-employee directors and consultants and advisors who perform services for the Company and its subsidiaries are eligible to receive grants under the 2014 Plan. As of April 4, 2014, approximately 976 persons are eligible as employees and non-employee directors to receive grants under the 2014 Plan. The Compensation Committee is authorized to select the persons to receive grants from among those eligible and will determine the number of shares of Common Stock that are subject to each grant.

Vesting

The Compensation Committee determines the vesting of awards granted under the 2014 Plan.

Types of Awards

Stock Options

The Compensation Committee may grant options intended to qualify as incentive stock options within the meaning of Section 422 of the IRC (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the 2014 Plan may receive a grant of NQSOs. Only employees of the Company or its subsidiaries may receive a grant of ISOs.

The Compensation Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the 2014 Plan will not be less than the fair market value of a share of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of the Company’s outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of Common Stock on the date of grant.

The Compensation Committee will determine the term of each option, which will not exceed 10 years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of the Company’s outstanding stock, then the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of shares of Common Stock with respect to which ISOs may be granted under the 2014 Plan is 450,000, subject to adjustment in accordance with the terms of the 2014 Plan.

The Compensation Committee will determine the terms and conditions of options, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any options. Except as provided in the grant agreement or as otherwise determined by the Compensation Committee, an option may only be exercised while a grantee is employed by or providing service to the Company or its subsidiaries or during an applicable period after termination of employment or service.

A grantee may exercise an option by delivering notice of exercise to the Company. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash; (ii) in certain circumstances as permitted by the Compensation Committee, by the surrender of shares of Common Stock with an aggregate fair market value on the date the option is exercised equal to the exercise price (and any withholding taxes to be paid by the surrender of shares); (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board; (iv) if permitted by the Compensation Committee, by surrender of the vested portion of the option to the Company for an appreciation distribution payable in shares of Common Stock with a fair market value at the time of the option surrender equal to the dollar amount by which the then fair market value of the shares of Common Stock subject to the surrendered portion exceeds the aggregate exercise price (and any withholding taxes to be paid by the surrender of shares); or (v) by another method approved by the Compensation Committee.

Stock Awards

The Compensation Committee may grant stock awards to anyone eligible to participate in the 2014 Plan. The Compensation Committee may impose restrictions on the stock awards and may require that grantees pay consideration for the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria, including the achievement of specific performance goals, as the Compensation Committee determines.

The Compensation Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant, including whether the grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period. Unless the Compensation Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Units

The Compensation Committee may grant stock units to anyone eligible to participate in the 2014 Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Compensation Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Compensation Committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock, as determined by the Compensation Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

The Compensation Committee may grant dividend equivalents in connection with grants of stock units made under the 2014 Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Compensation Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units. Dividend equivalents may be paid in cash, in shares of Common Stock or in a combination of the two. The terms and conditions of dividend equivalents will be determined by the Compensation Committee.

SARs

The Compensation Committee may grant SARs to anyone eligible to participate in the 2014 Plan. SARs may be granted in connection with, or independently of, any option granted under the 2014 Plan. Upon exercise of an SAR, the grantee will be paid an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the base amount for the SAR. Such payment to the grantee will be in cash, in shares of common stock or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Compensation Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of a share of Common Stock on the date the SAR is granted. The Compensation Committee will determine the terms and conditions of SARs, including when they become exercisable. The Compensation Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Compensation Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the 2014 Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock. The terms and conditions for other stock-based awards will be determined by the Compensation Committee.

Qualified Performance-Based Compensation

The 2014 Plan permits the Compensation Committee to impose objective performance goals that must be met with respect to grants of stock options, stock units, stock awards, SARs, other stock-based awards or dividend equivalents granted to employees under the 2014 Plan, in order for the grants to be considered qualified performance-based compensation for purposes of Section 162(m) of the IRC (see “Federal Income Tax Consequences of the 2014 Plan” below). Prior to, or soon after the beginning of, the performance period, the Compensation Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met and any other conditions.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the IRC, will be based on one or more of the following measures: earnings or earnings growth (including earnings per share or net income); shareholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; or achievement of risk management objectives. Such performance goals may also be particular to an employee or the division, department, branch, line of business, subsidiary or other unit in which the employee works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, previous years’ results, or a designated market index or comparison group, all as determined by the Compensation Committee.

Deferrals

The Compensation Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the 2014 Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting the Common Stock, the Compensation Committee will make adjustments as it deems appropriate in the maximum number of shares of Common Stock reserved for issuance as grants, the maximum number of shares of Common Stock that any individual participating in the 2014 Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the 2014 Plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a Change of Control will apply. Any adjustments to outstanding grants will be consistent with Section 409A or 422 of the IRC to the extent applicable.

Change of Control

Unless otherwise provided in an employment, Change of Control or similar agreement with the Company that provides for the effect of a Change of Control of the Company (as defined in the 2014 Plan) on outstanding awards granted under the 2014 Plan (each, an “Outstanding Grant”), the individual grant agreement may provide (in addition to other provisions) that upon a Change of Control the Compensation Committee shall have the authority to determine that Outstanding Grants: (i) will be continued by the Company (if the Company is the surviving entity); (ii) will be assumed by the surviving entity or its parent or subsidiary; or (iii) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Grant.

If an Outstanding Grant is continued, assumed or substituted upon a Change of Control, the continued, assumed or substituted award will provide (i) similar terms and conditions and preserve the same benefits as the Outstanding Grant that is being continued or replaced, and (ii) that, in the event of the participant’s involuntary termination without cause or termination for good reason on, or within the two-year period following, the date of the Change of Control, the Outstanding Grant (or substituted award) will fully vest and become immediately exercisable or nonforfeitable, as the case may be.

The 2014 Plan further provides that, if an Outstanding Grant is not continued, assumed or substituted upon a Change of Control, the agreement may provide that the Compensation Committee will in its discretion determine the impact of the Change of Control on the Outstanding Grant, including the right to determine to fully vest Outstanding Grants that are not continued, assumed or substituted and to cash out Outstanding Grants.

The determinations by the Compensation Committee may be different with respect to (i) the type of Outstanding Grant, (ii) the date on which the Outstanding Grant was granted, or (iii) the participant’s employment position.

Under the 2014 Plan, the award agreement may contain such other provisions relating to the treatment of Outstanding Grants upon a Change of Control as the Compensation Committee determines are necessary or desirable.

Transferability of Grants

Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution. The Compensation Committee may also provide, in a grant agreement, that a grantee may transfer a grant other than an ISO to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Compensation Committee may determine.

No Repricing of Options

Except as set forth in the 2014 Plan, neither the Board nor the Compensation Committee can amend the price of outstanding options or SARs under the 2014 Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval.

Clawback Policy

All grants made under the 2014 Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company, as such policy may be in effect from time to time, whether or not approved before or after the effective date of the 2014 Plan.

Amendment and Termination

The Board or the Compensation Committee may amend or terminate the 2014 Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the 2014 Plan to the extent required by Section 162(m) or Section 422 of the IRC or the rules of NASDAQ or other applicable law.

The Compensation Committee may amend an outstanding grant agreement in a manner not inconsistent with the terms of the 2014 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is adverse to the participant.

The 2014 Plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless it is terminated earlier by the Board or the Compensation Committee or is extended by the Board or the Compensation Committee with the approval of the shareholders. The termination of the 2014 Plan will not impair grants outstanding or the power and authority of the Compensation Committee with respect to an outstanding grant.

Shareholder Approval for Qualified Performance-Based Compensation

The 2014 Plan must be reapproved by the Company’s shareholders no later than the first shareholders’ meeting that occurs in the fifth year following the year in which the shareholders previously approved the 2014 Plan, in order for the Company to continue to receive the benefit of the qualified performance-based compensation exception under Section 162(m) of the IRC, as more fully described below, to the extent required by Section 162(m) of the IRC or the regulations thereunder.

Federal Income Tax Consequences of the 2014 Plan

The federal income tax consequences of grants under the 2014 Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the 2014 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the 2014 Plan. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. The Company, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

•

If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the Company’s tax deduction will be delayed until the risk of forfeiture lapses (i.e.., until the shares of Common Stock “vest”), unless the grantee makes a special election to accelerate taxation under Section 83(b) of the IRC.

•

If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of (i) one year from the date of exercise of the ISO and (ii) two years from the date of grant of the ISO. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

•

A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, imposed at a heightened rate, if the grant constitutes deferred compensation under Section 409A of the IRC and the requirements of Section 409A of the IRC are not satisfied.

Section 162(m) of the IRC generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit and, therefore, remains fully deductible by the corporation that pays it. Awards granted under the 2014 Plan may be structured to meet the qualified performance-based compensation exception under Section 162(m) of the IRC if the Compensation Committee determines to condition such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the IRC.

The Company has the right to require that grantees pay an amount necessary for the Company to satisfy its applicable federal, state or local tax withholding obligations with respect to grants. The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Compensation Committee may permit a grantee to satisfy the Company’s withholding obligation with respect to grants paid in shares of Common Stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

New 2014 Plan Benefits

As of April 17, 2014, no awards have been granted under the 2014 Plan. The Compensation Committee will grant future awards at its discretion. Because such grants are discretionary, it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the 2014 Plan in the future.

Registration with the SEC

The Company intends to file with the SEC pursuant to the Securities Act of 1933, as amended, a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2014 Plan as soon as practicable after approval of the 2014 Plan by the Company’s shareholders.

The Board recommends that you vote FOR the approval of the 2014 Plan. Proxies will be voted FOR the approval of the 2014 Plan unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) named executive officers, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of March 20, 2014(2)+	Percent of Class(3)
Wellington Management Company, LLP	2,253,448	8.96%
280 Congress Street
Boston, Massachusetts 02210
First State Investment Management (UK) Ltd	1,615,005	6.42%
23 St. Andrew Square
Edinburgh, EH2 1BB GB
BlackRock, Inc.	1,562,409	6.21%
40 East 52nd Street
New York, New York 10022
Investment Counselors of Maryland, LLC	1,442,219	5.73%
803 Cathedral Street
Baltimore, Maryland 21201
Andrew B. Cheney(4)	85,541	*
Jon S. Edwards(5)	68,174	*
R. Dale Ezzell	25,366	*
J. Raymond Fulp	16,749	*
Leo J. Hill	5,000	*
Edwin W. Hortman, Jr.(6)	247,230	*
Daniel B. Jeter(7)	29,690	*
Cindi H. Lewis(8)	79,406	*
Thomas S. Limerick(9)	15,571	*
Robert P. Lynch(10)	185,840	*
Stephen A. Melton(11)	28,062	*
Brooks Sheldon	76,924	*
William H. Stern	6,698	*
Jimmy D. Veal(12)	83,228	*
Dennis J. Zember Jr.(13)	184,589	*
All directors and executive officers as a group (15 persons)(14)	1,138,068	4.52%

*	Less than 1%.
+	All fractional shares have been rounded up to the next whole number.
(1)	Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and investment power (Rule 13d-3a) with respect to all shares of Common Stock indicated.
(3)	Percentage calculated based on 25,157,840 shares of Common Stock outstanding as of the Record Date.
(4)

Includes 10,281 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 49,724 shares of restricted Common Stock over which Mr. Cheney exercises voting but not investment power.

(5)

Includes 17,764 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 30,887 shares of restricted Common Stock over which Mr. Edwards exercises voting but not investment power and 12 shares of Common Stock owned by Mr. Edwards wife, with whom he shares voting and investment power.

(6)

Includes 74,229 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 62,324 shares of restricted Common Stock over which Mr. Hortman exercises voting but not investment power.

(7)	Includes 5,395 shares of Common Stock owned by a Family Trust and 511 shares of Common Stock owned jointly with Mr. Jeter’s brother.
(8)

Includes 23,850 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 22,471 shares of restricted Common Stock over which Mrs. Lewis exercises voting but not investment power; 1,229 shares of Common Stock owned jointly with Mrs. Lewis’s husband; 58 shares of Common Stock owned jointly with Mrs. Lewis’s daughter; and 676 shares of Common Stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.

(9)	Includes 15,571 shares of restricted Common over which Mr. Limerick exercises voting but not investment power.
(10)	Includes 1,664 shares of Common Stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.
(11)	Includes 28,062 shares of restricted Common Stock over which Mr. Melton exercises voting but not investment power.
(12)	Includes 26,193 shares of Common Stock owned jointly with Mr. Veal’s wife and 10,906 shares of Common Stock owned by Mr. Veal’s wife, with whom he shares voting and investment power.
(13)

Includes 53,459 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 40,383 shares of restricted Common Stock over which Mr. Zember exercises voting but not investment power and 2,076 shares of Common Stock owned by Mr. Zember’s children and with respect to which he has voting and investment power.

(14)

Includes 179,583 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 249,422 shares of restricted Common Stock over which certain members of the group exercise voting but not investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.

At December 31, 2013, certain employees and directors and their affiliates were indebted to the Bank in the aggregate amount of approximately $3.3 million. These loans were made in the ordinary course of business, on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to the Company or the Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in the discretion of the persons named in the proxies as proxy holders.

ADDITIONAL INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2015, including any proposal intended to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than 5:00 p.m., Eastern Time, on December 18, 2014, which is 120 calendar days prior to the anniversary of the date on which this year’s proxy materials were first made available to shareholders. Any such proposal must comply in all respects with the Company’s bylaws and the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

Annual Report

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2013 was filed with the SEC on March 14, 2014. Upon receipt of a written request, the Company will, without charge, furnish any owner of Common Stock a copy of the Annual Report on Form 10-K, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement.

Solicitation of Proxies and Expenses of Solicitation

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by Internet or mail, solicitations may be made by directors, officers and other employees of the Company in person or by telephone, facsimile or e-mail without additional compensation. The Company may also solicit proxies through press releases and postings on its website at www.amerisbank.com. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

Appendix A

AMERIS BANCORP

2014 OMNIBUS EQUITY COMPENSATION PLAN

1.	Purpose

The purpose of this Plan is to provide (i) designated employees of Ameris Bancorp (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company and its subsidiaries, and (iii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage Plan participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders, and will align the economic interests of participants with those of the Company’s shareholders.

2.	Definitions

In addition to the words and terms defined elsewhere herein, whenever used in this Plan, the following words and terms will have the respective meanings set forth below:

(a) “Board” means the Company’s Board of Directors.

(b) “Cause” means “Cause” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination, or if no such employment or service agreement exists, or if such employment or service agreement does not contain any such definition, “Cause” means: (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company; (ii) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of the Participant’s employment or service; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with the Company, including covenants not to compete, non-solicitation covenants and non-disclosure covenants. The existence of “Cause” under the Plan shall be determined in good faith by the Committee.

(c) “Change of Control” means the occurrence of any of the following events:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then-outstanding shares of Company Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; or (z) any acquisition pursuant to a transaction that complies with clauses (iii)(A), (iii)(B) and (iii)(C) below;

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, greater than fifty percent (50%) of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the corporation (or, for a non-corporate entity, equivalent securities) resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of more than thirty percent (30%) of the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of the acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities by the Company which reduces the number thereof outstanding; provided, however, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be, that increases the percentage thereof beneficially owned by such Person, a Change of Control shall then occur.

Notwithstanding the foregoing, for any Grants subject to the requirements of Section 409A of the Code that will become payable on a Change of Control, the transaction constituting a “Change of Control” must also constitute a “change in control event” for purposes of Section 409A(a)(2)(A)(v) of the Code.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, then if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (ii) “outside directors” within the meaning of Section 162(m) of the Code and related Treasury regulations and (iii) independent directors under the rules of any stock exchange on which the Company’s securities are traded.

(f) “Company” means Ameris Bancorp and its parent and subsidiary corporations or other entities and any successor entity, as determined by the Committee.

(g) “Company Stock” means the common stock, par value $1.00 per share, of Ameris Bancorp.

(h) “Disability” or “Disabled” means a Participant’s becoming disabled within the meaning of Section 22(e)(3) of the Code.

(i) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on the Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(j) “Effective Date” of the Plan means May 29, 2014, provided that the Plan is approved by the shareholders of the Company on that date.

(k) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, any other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(l) “Employer” means the Company and its subsidiaries.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(o) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on any such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(p) “Good Reason” means “Good Reason” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination, or if no such employment or service agreement exists, or if such employment or service agreement does not contain any such definition, “Good Reason” means the occurrence of any of the following conditions without the Participant’s consent: (i) a material diminution in the Participant’s authority, duties or responsibilities from those that existed on the date immediately preceding the Change of Control; (ii) a material reduction in the Participant’s base salary or annual bonus opportunity, in each case as in effect on the date immediately preceding the Change of Control; or (iii) the relocation of the Participant’s primary office to a location more than fifty (50) miles from the location of the Participant’s primary office on the date immediately preceding the Change of Control. Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (i), (ii) and (iii) will not constitute Good Reason unless (x) the Participant gives the Company written notice within thirty (30) days after the initial occurrence of an event that the Participant believes constitutes Good Reason and describes such event in the notice, (y) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice and (z) the Participant’s termination as a result of such event occurs at least thirty-one (31) days after the Company’s receipt of the notice referred to in the immediately preceding clause (y) but no more than ninety (90) days after the initial occurrence of the event that the Participant believes constitutes Good Reason. The existence of “Good Reason” under the Plan shall be determined in good faith by the Committee.

(q) “Grant” means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

(r) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(s) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under Section 422 of the Code.

(t) “Key Advisor” has the meaning ascribed to such term in Section 6(a).

(u) “Non-Employee Director” means a member of the Board who is not an Employee.

(v) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under Section 422 of the Code.

(w) “1933 Act” means the Securities Act of 1933, as amended.

(x) “Option” means an option to purchase shares of Company Stock, as provided in Section 7.

(y) “Other Stock-Based Award” means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as provided in Section 11.

(z) “Outstanding Grant” has the meaning ascribed to such term in Section 16(a).

(aa) “Participant” means an Employee, Non-Employee Director or Key Advisor designated by the Committee to participate in the Plan.

(bb) “Plan” means this Ameris Bancorp 2014 Omnibus Equity Compensation Plan, as may be amended from time to time.

(cc) “Prior Plan” means the Ameris Bancorp 2005 Omnibus Stock Ownership and Long-Term Incentive Plan.

(dd) “SAR” means a stock appreciation right, as provided in Section 10.

(ee) “Stock Award” means an award of Company Stock, as provided in Section 9.

(ff) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as provided in Section 8.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations, to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable and to waive any terms or conditions applicable to awards under the Plan, each in the Committee’s sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.	Grants

(a) Grants under the Plan may consist of Options as provided in Section 7, Stock Units as provided in Section 8, Stock Awards as provided in Section 9, SARs as provided in Section 10 and Other Stock-Based Awards as provided in Section 11. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement. Grants under a particular Section of the Plan need not be uniform as among Participants.

(b) All Grants, and any Company Stock subject thereto, shall be subject in all respects to the terms and conditions of the Plan, which shall be controlling. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

5.	Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as provided in Section 5(d), the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be 1,200,000. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 450,000 shares, subject to adjustment as provided in Section 5(d). All Grants under the Plan shall be expressed in shares of Company Stock. On and after the Effective Date, no new awards may be granted under the Prior Plan, it being understood that (i) awards outstanding under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms, and (ii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the shares of Company Stock subject to such award not delivered as a result thereof shall not be available for Grants under this Plan.

(b) Share Usage. Except as otherwise provided in this Section 5(b), shares of Company Stock covered by a Grant shall only be counted as used to the extent they are actually issued, and to the extent that any Grants may not be settled in shares of Company Stock, such Grants shall not count against the share limits in Section 5(a). Any shares of Company Stock related to Grants which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged, with the Committee’s permission prior to the issuance of Shares, for Grants not involving shares, shall be available again for purposes of the Plan. However, the full number of SARs granted that are to be settled by the issuance of shares of Company Stock shall be counted against the number of shares available for award under the Plan, regardless of the number of shares actually issued upon settlement of such SARs. Further, any shares of Company Stock (i) withheld or tendered to satisfy tax withholding obligations on Grants issued under the Plan, (ii) withheld or tendered to pay the Exercise Price of Options or (iii) repurchased on the open market with the proceeds of an Option exercise, will not be eligible to be returned as available shares under the Plan. The shares of Company Stock available for issuance under the Plan may be authorized and unissued shares of Company Stock or treasury shares.

(c) Individual Limits.

(i) Subject to adjustment as provided in Section 5(d), no Participant may be awarded Grants of Options and SARs covering in covering in excess of 50,000 shares of Company Stock during any calendar year and no Participant may be awarded Grants under Section 12 (other than Options and SARs) covering a number of shares of Company Stock in excess of 30,000 shares during any calendar year. A Participant may not accrue Dividend Equivalents during any calendar year in excess of $25,000. The individual limits of this Section 5(c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash.

(ii) The amount of any cash payments (other than with respect to Dividend Equivalents) shall be determined with reference to the Fair Market Value of the shares of Company Stock to which the cash payments relate.

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, then the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock with respect to which Grants of Incentive Stock Options may be made, the maximum number of shares of Company Stock for which any individual may receive Grants in any year (including Options and SARs or Grants under Section 12), the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with Section 409A or 424 of the Code to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan, as well as consultants and advisors who perform services for the Company or any of its subsidiaries (“Key Advisors”) if the Key Advisors render bona fide services to the Company or its subsidiaries, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not, directly or indirectly, promote or maintain a market for the Company’s securities.

(b) Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants as Participants and shall determine the number of shares of Company Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in Section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors or Key Advisors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in Section 424 of the Code, unless the Exercise Price per share of Company Stock subject to such Incentive Stock Option is not less than one hundred ten percent (110%) of the Fair Market Value of the Company Stock on the date of grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in Section 424 of the Code, may not have a term that exceeds five (5) years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director or Key Advisor. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service; provided, however, that in no event shall such post-termination exercise period exceed three (3) months in the case of any Incentive Stock Option.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options.

(i) Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in Section 424 of the Code, exceeds $100,000, then the Option, as to such excess, shall be treated as a Nonqualified Stock Option.

(ii) An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in Section 424 of the Code.

(iii) Each Participant who receives Company Stock upon the exercise of an Incentive Stock Option shall give the Company prompt notice of any sale or other disposition of shares of such Company Stock that occurs within the later of (A) two (2) years from the date the Option was granted or (B) one (1) year from the date the Option was exercised. Such disposition shall disqualify the Option as an Incentive Stock Option. Shares of such Company Stock may also be subject to stock-transfer orders for the sole purpose of informing the Company of a disqualifying disposition of such shares (and any such stop-transfer order shall be administered solely for this purpose).

8.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of employment or service, and the circumstances under which Stock Units may be forfeited.

(e) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.	Stock Awards

(a) General Requirements. The Committee may issue shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of employment or service and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as provided in Section 15(a). If certificates are issued, then each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock or in such other form as dividends are paid on Company Stock, as determined by the Committee.

10.	Stock Appreciation Rights

(a) General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b) Tandem SARs. The Committee may grant tandem SARs at the same time as the Option to which it relates is granted. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the

Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified in the Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. The Committee shall determine the term of each SAR, which shall not exceed ten (10) years from the date of grant.

(d) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(e) Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, then cash shall be delivered in lieu of any fractional share.

11.	Other Stock-Based Awards

The Committee may grant other awards not specified in any of Sections 7, 8, 9 or 10 that are based on or measured by Company Stock to Employees, Non-Employee Directors and Key Advisors on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

12.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Options, Stock Units, Dividend Equivalents, Stock Awards, SARs or Other Stock-Based Awards granted to an Employee shall be considered “qualified performance-based compensation” under Section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

(b) Performance Goals. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: earnings or earnings growth (including earnings per share or net income); shareholder value added or economic value added; return on equity, assets or investment; revenues; expenses; stock price or total shareholder return; regulatory compliance; satisfactory internal or external audits; improvement of financial or credit ratings; achievement of asset quality objectives; achievement of balance sheet or income statement objectives, including capital and expense management; efficiency ratio; non-interest income to total revenue ratio; net interest margin; credit quality measures (including non-performing asset ratio, net charge-off ratio and reserve coverage of non-performing loans); net operating profit; loan growth; deposit growth; non-interest income growth; market share; productivity ratios; or achievement of risk management objectives. Such performance goals may also be particular to a Participant or the division, department, branch, line of business, subsidiary or other unit in which the Participant works, or may be based on attaining a specified absolute level of the performance goal, or a percentage increase or decrease in the performance goal compared to a pre-established target, prior years’ results or a designated market index or comparison group, all as determined by the Committee. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. Performance goals must be pre-established by the Committee. A performance goal is considered pre-established if it is established in writing not later than ninety (90) days after the commencement of the period of service to which the performance goal relates, provided that the outcome is substantially uncertain at the time the Committee actually established the goal. However, in no event will a performance goal be considered pre-established if it is established after twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established) has elapsed.

(e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or Disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

13.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of Section 409A of the Code.

14.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

15.	Transferability of Grants

(a) Restrictions on Transfer. Except as provided in Section 15(b), only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights, subject to the terms of the applicable Grant Agreement. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfers to or for Family Members. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer any Grant (other than any Grant of Incentive Stock Options) to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine, provided that the Participant receives no consideration for the transfer of such Grant and such Grant shall continue to be subject to the same terms and conditions as were applicable to the Grant immediately before the transfer.

16.	Consequences of a Change of Control

(a) Continuation, Assumption or Substitution of Grants. Except as otherwise provided in an employment, change of control or similar agreement with the Company that provides for the effect of a Change of Control (as defined in the Plan or in any such other agreement for similar transactions) on outstanding Grants made under the Plan (an “Outstanding Grant”), the Grant Agreement may provide (in addition to other provisions) that upon a Change of Control the Committee shall have the authority to determine (which determination may be different for different types or grants of Outstanding Grants or for different groups of Participants) that Outstanding Grants: (i) will be continued by the Company (if the Company is the surviving entity); (ii) will be assumed by the surviving entity or its parent or subsidiary; or (iii) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Grant. If clauses (i), (ii) or (iii) of this Section 16(a) apply to an Outstanding Grant, the continued, assumed or substituted awards will provide (x) similar terms and conditions and preserve the same benefits as the Outstanding Grant that is being continued or replaced and (y) that, in the event of the Participant’s involuntary termination without Cause or termination for Good Reason on, or within the two-year period following, the date of the Change of Control, the Outstanding Grant (or substituted award) will fully vest and become immediately exercisable or nonforfeitable, as the case may be.

(b) Committee Discretion. If clause (i), (ii) or (iii) of Section 16(a) do not apply to an Outstanding Grant, the Grant Agreement may provide that the Committee will in its discretion determine the impact of the Change of Control on the Outstanding Grant, including the right to determine to fully vest Outstanding Grants that are not continued, assumed or substituted and to cash out Outstanding Grants.

(c) Additional Provisions. The Grant Agreement may contain such other provisions relating to the treatment of Outstanding Grants upon a Change of Control as the Committee determines are necessary or desirable.

(d) Excise Tax. In the event that any acceleration of vesting or other action with respect to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, action, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Committee may in its discretion elect to reduce the amount payable with respect to a Grant.

17.	Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

18.	Amendment and Termination

(a) Amendment or Termination of the Plan. The Board or the Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Grants previously made under the Plan, unless a Participant who is adversely affected by such amendment consents in writing. The Company will obtain the approval of the shareholders before amending the Plan to the extent required by Section 422 or 162(m) of the Code or applicable stock exchange requirements.

(b) Amendment of Grant Agreement. The Committee may, at any time, amend outstanding Grant Agreements in a manner not inconsistent with the terms of the Plan; provided, however, that if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective as to that Participant unless and until the Participant consents in writing to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Grant Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant.

(c) No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, except in connection with a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Grants may not be amended, without shareholder approval, to reduce the exercise price of outstanding Options or SARs or to cancel outstanding Options or SARS in exchange for cash or other awards of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs.

(d) Shareholder Approval for “Qualified Performance-Based Compensation.” The Plan must be reapproved by the Company’s shareholders no later than the first shareholders’ meeting that occurs in the fifth (5th) year following the year in which the shareholders previously approved the provisions of Section 12 in order for the Company to continue to receive the benefit of the “qualified performance-based compensation” exception under section 162(m) of the Code, to the extent required by Section 162(m) of the Code or the regulations thereunder.

(e) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth (10th) anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or the Committee or is extended by the Board or the Committee with the approval of the shareholders. The termination of the Plan shall not impair Grants outstanding or the power and authority of the Committee with respect to an outstanding Grant.

19.	Miscellaneous

(a) Effective Date. The Plan shall be effective as of the Effective Date if approved by the Company’s shareholders on such date.

(b) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any entity, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another entity who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such entity. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(c) Compliance with Law.

(i) The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and Grants of “qualified performance-based compensation” comply with the applicable provisions of Section 162(m) of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Section 422 or 162(m) of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Section 422 or 162(m) of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section 19(c)(i).

(ii) The Plan is intended to comply with the requirements of Section 409A of the Code to the extent applicable. Each Grant shall be construed and administered such that the Grant either qualifies for an exemption from the requirements of Section 409A of the Code or satisfies the requirements of Section 409A of the Code. If a Grant is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code.

(iii) Any Grant that is subject to Section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six (6) months following the date of the Participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within fifteen (15) days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within ninety (90) days after the Grantee’s death. The determination of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(iv) Notwithstanding anything in the Plan or any Grant Agreement to the contrary, each Grantee shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of Section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law, including Section 409A of the Code.

(d) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(e) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f) Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i) Clawback Rights. All Grants under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the effective date of the Plan.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Georgia, without giving effect to the conflict of laws provisions thereof.

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Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 1:00 a.m. submitted , Eastern Daylight by the Vote Internet Time, by Internet on or May telephone 29 2014. must be received by Go to www.envisionreports.com/ABCB Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - J. Raymond Fulp 02 - Robert P. Lynch 03 - Brooks Sheldon Class II (Three-Year Term) Class II (Three-Year Term) Class II (Three-Year Term) 04 - William H. Stern Class I (Two-Year Term) The Board of Directors recommends a vote FOR Proposals 2, 3 and 4. For Against Abstain For Against Abstain 2. Ratification of the appointment of Porter Keadle Moore, LLC as 3. Advisory approval of the Company’s executive compensation. the Company’s independent auditor for the fiscal year ending December 31, 2014. 4. Approval of the Ameris Bancorp 2014 Omnibus Equity Compensation Plan. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 9 4 4 0 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01T2JC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Ameris Bancorp 310 First Street, S.E. Moultrie, Georgia 31768 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 29, 2014 The undersigned shareholder hereby appoints Daniel B. Jeter and Edwin W. Hortman, Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Thursday, May 29, 2014, at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, at 9:30 a.m. EDT, and at any adjournment or postponement thereof, as directed with respect to the matters set forth herein, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder. If no direction is given, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side and (b) in accordance with the recommendation C Non-Voting Items of the Board of Directors on the other matters referred to herein. Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.